UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                 Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Twilio Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TWILIO INC.

101 SPEAR STREET, FIRST FLOOR

SAN FRANCISCO, CALIFORNIA 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. Pacific Time on Wednesday, June 22, 2022

Dear Stockholders of Twilio Inc.:

We cordially invite you to attend the 2022 annual meeting of stockholders (the “Annual Meeting”) of Twilio Inc., a Delaware corporation, which will be held virtually on Wednesday, June 22, 2022 at 9:00 a.m. Pacific Time via live audio webcast on the Internet at www.virtualshareholdermeeting.com/TWLO2022, for the following purposes, as more fully described in the accompanying proxy statement:

1.    To elect the two Class III directors named in the proxy statement to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified;

2.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;

3.    To conduct a non-binding advisory vote to approve the compensation of our named executive officers; and

4.    To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

We have adopted a virtual format for our Annual Meeting to provide a consistent experience to all stockholders regardless of location. You will be able to attend the meeting, vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/TWLO2022. As always, we encourage you to vote your shares prior to the Annual Meeting either by telephone, Internet or by proxy card to help make this meeting format as efficient as possible.

Our board of directors has fixed the close of business on April 25, 2022 as the record date for the Annual Meeting. Only stockholders of record on April 25, 2022 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders of record will be available for inspection by stockholders of record during normal business hours for ten days prior to the Annual Meeting for any legally valid purpose at our corporate headquarters at 101 Spear Street, First Floor, San Francisco, California 94105. For access to the stockholder list, please contact us at legalnotices@twilio.com. The stockholder list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/TWLO2022. Further information regarding voting rights and the matters to be voted upon are presented in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on Wednesday, June 22, 2022, at 9:00 a.m. Pacific Time via live audio webcast at www.virtualshareholdermeeting.com/TWLO2022: On or about May 5, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Annual Meeting (the “Proxy Statement”) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”) and vote online. The Proxy Statement and the Annual Report can be accessed directly at www.proxyvote.com. All you have to do is enter your 16-digit control number located on your proxy card. If you attend the Annual Meeting virtually, you may withdraw your proxy and vote online during the Annual Meeting if you so choose. The Notice also contains instructions on how each of our stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, Annual Report and a form of proxy card or voting instruction form. All stockholders who do not receive the Notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure that your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

We appreciate your continued support of Twilio.

By order of the board of directors,

Jeff Lawson

Co-Founder, Chief Executive Officer and Chairperson of the Board

San Francisco, California

May 5, 2022

*            *             *

Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “can,” “will,” “would,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this proxy statement include, but are not limited to, statements about: our environmental, social, and governance efforts, our sustainability goals and our proposed sublease. You should not rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to differ materially from those described in the forward-looking statements.

The forward-looking statements contained in this proxy statement are also subject to additional risks, uncertainties, and factors, including those more fully described in our most recent filings with the Securities and Exchange Commission (the “SEC”), including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that we make with the SEC from time to time. Moreover, we operate in a very competitive and rapidly changing environment, and new risks and uncertainties may emerge that could have an impact on the forward-looking statements contained in this proxy statement.

Forward-looking statements represent our management’s beliefs and assumptions only as of the date such statements are made. We undertake no obligation to update any forward-looking statements made in this proxy statement to reflect events or circumstances after the date of this proxy statement or to reflect new information or the occurrence of unanticipated events, except as required by law.

TWILIO INC.

PROXY STATEMENT

FOR

2022 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2022 annual meeting of stockholders of Twilio Inc., a Delaware corporation (referred to in this proxy statement as “Twilio,” the “Company,” “we,” “us,” or “our”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held virtually on Wednesday, June 22, 2022 at 9:00 a.m. Pacific Time via live audio webcast. You will be able to attend the virtual Annual Meeting, vote your shares electronically and submit your questions during the live audio webcast of the meeting by visiting www.virtualshareholdermeeting.com/TWLO2022 and entering your 16-digit control number located on your proxy card. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about May 5, 2022 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of the two Class III directors named in the proxy statement to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;

•	a proposal to conduct a non-binding advisory vote to approve the compensation of our named executive officers; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Donna L. Dubinsky and Deval Patrick as Class III directors;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and

•	“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

Who is entitled to vote?

Holders of either class of our common stock as of the close of business on April 25, 2022, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 171,843,299 shares of our Class A common stock outstanding and there were 9,817,605 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”

Registered Stockholders.    If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote online at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders.    If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock by Internet at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•

Proposal No. 1:    The election of directors requires a plurality of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of “For” votes cast are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.

•

Proposal No. 2:    The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3:    A majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon is required to approve the compensation of our named executive officers. Since this proposal is an advisory vote, the result will not be binding on our board of directors, our compensation and talent management committee, or the Company. The board of directors and our compensation and talent management committee will consider the outcome of the vote when determining the compensation of our named executive officers. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our second amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of the holders of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 8:59 p.m. Pacific Time on June 21, 2022 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903, until 8:59 p.m. Pacific Time on June 21, 2022 (have your Notice or proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by Internet during the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholdermeeting.com/TWLO2022.

If you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares by Internet at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	completing and returning a later-dated proxy card;

•	notifying the Corporate Secretary of Twilio Inc., in writing, at 101 Spear Street, First Floor, San Francisco, California 94105; or

•	attending and voting electronically at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

We encourage stockholders to reach out to us by e-mail at legalnotices@twilio.com instead of physical mail to help ensure prompt receipt of any communications related to voting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Why won’t there be an in-person meeting this year?

We are leveraging technology to hold a virtual Annual Meeting that expands convenient access to, and enables participation by, stockholders from any location around the world. We believe the virtual format encourages attendance and participation by a broader group of stockholders, while also reducing the costs and environmental impact associated with an in-person meeting. You will be able to vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/TWLO2022. There will not be a physical meeting location. Our virtual Annual Meeting will be governed by our rules of conduct and procedures, which will be posted at www.virtualshareholdermeeting.com/TWLO2022 on the date of the Annual Meeting. We have designed the format of the virtual Annual Meeting so that stockholders have the same rights and opportunities to vote and participate as they would have at a physical meeting. Stockholders will be able to submit questions online before and during the meeting, providing our stockholders with the opportunity for meaningful engagement with the Company.

What do I need to be able to attend the Annual Meeting online?

We will be hosting our Annual Meeting via live audio webcast only. If you are a stockholder as of the record date of April 25, 2022 and wish to virtually attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice of Internet Availability of Proxy Materials or on your proxy card (if you receive a printed copy of the proxy materials). Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com. The webcast will start at 9:00 a.m., Pacific Time on June 22, 2022. Stockholders may vote and ask questions while attending the Annual Meeting online.

Use of cameras and recording devices is prohibited while virtually attending the live audio webcast.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Jeff Lawson and Khozema Shipchandler have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about May 5, 2022 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at (415) 914-1444 or:

Twilio Inc.

Attention: Investor Relations

101 Spear Street, First Floor

San Francisco, California 94105

ir@twilio.com

We encourage stockholders to contact us by telephone or e-mail instead of physical mail to help ensure timely receipt of any request for proxy materials.

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate

Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2023 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than January 5, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Twilio Inc.

Attention: Corporate Secretary

101 Spear Street, First Floor

San Francisco, California 94105

Our second amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our second amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our second amended and restated bylaws. To be timely for the 2023 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on February 19, 2023; and

•	not later than the close of business on March 21, 2023.

In the event that we hold the 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Chief Legal Officer at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors.”

In addition, our second amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our second amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our second amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

In addition to satisfying the foregoing requirements under our second amended and restated bylaws, to comply with the universal proxy rules in connection with our 2023 annual meeting, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to our Corporate Secretary at the address set forth above no later than April 23, 2023.

Availability of Bylaws

A copy of our second amended and restated bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of a highly experienced, qualified and diverse board of directors.

Our board of directors consists of eight directors. All of our board members, other than Mr. Lawson, qualify as “independent” under the listing standards of The New York Stock Exchange (the “NYSE Listing Standards”) and the listing standards of The Long-Term Stock Exchange (the “LTSE Listing Standards”). Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. The following table sets forth the names, ages as of April 30, 2022, and certain other information for each of the members of our board of directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

	Class	Age	Director Since	Current Term Expires	Expiration of Term for Which Nominated	Independent	Audit Committee	Compensation and Talent Management Committee	Nominating and Corporate Governance Committee
Directors with Terms Expiring at the Annual Meeting/Nominees
Donna L. Dubinsky	III	66	2018	2022	2025	✓	✓
Deval Patrick	III	65	2021	2022	2025	✓		✓
Continuing Directors
Jeff Lawson	II	44	2008	2024	—
Richard Dalzell	I	64	2014	2023	—	✓			✓
Byron Deeter	II	47	2010	2024	—	✓			✓
Jeff Epstein	II	65	2017	2024	—	✓	✓
Jeffrey Immelt	I	66	2019	2023	—	✓		✓
Erika Rottenberg	I	59	2016	2023	—	✓	✓		✓

Nominees for Director

Donna L. Dubinsky.    Ms. Dubinsky has served as a member of our board of directors since December 2018. Ms. Dubinsky is a co-founder of Numenta, Inc., a machine intelligence company, and has served as its Chief Executive Officer since 2005. Ms. Dubinsky also co-founded Handspring, a maker of Palm OS-based Visor- and Treo-branded personal digital assistants, and served as President and Chief Executive Officer of Handspring from 1998 to 2003, and as Acting Chief Financial Officer from 2002 to 2003. From 1992 to 1998, Ms. Dubinsky served as President and Chief Executive Officer of Palm Computing, Inc., one of the first companies to develop and design handheld computers and smartphones. From 1982 to 1991, Ms. Dubinsky served in a multitude of sales, sales support, and logistics functions at both Apple Inc. and

Claris, an Apple software subsidiary. Ms. Dubinsky previously served on the board of Intuit Inc. and Yale University, including two years as Senior Fellow. Ms. Dubinsky holds a B.A. from Yale University, and an M.B.A. from Harvard Business School.

Ms. Dubinsky was selected to serve on our board of directors because of her experience as an entrepreneur and her industry experience.

Deval Patrick.    Mr. Patrick has served as a member of our board of directors since January 2021. He is currently co-director of the Center for Public Leadership and Professor of Practice at the Harvard Kennedy School. Since March 2021, he has served as a Senior Advisor to Bain Capital and co-chair of American Bridge 21st Century. Mr. Patrick is the founding partner and, from 2015 to 2020, was the Managing Director of Bain Capital Double Impact, a private equity fund that invested in commercial businesses for both financial return and measurable social or environmental good. Before that, he served for two terms as governor of the Commonwealth of Massachusetts. Mr. Patrick has been a senior executive in two Fortune 50 companies, a partner in two Boston law firms, and served as head of the Civil Rights Division of the U.S. Justice Department under President Bill Clinton. Since 2015, he has served on the board of directors of Global Blood Therapeutics, a biopharmaceutical company, and American Well Corporation, a telemedicine company. Mr. Patrick also serves on the board of directors of Cerevel Therapeutics Holdings, Inc., a biopharmaceutical company (since January 2021) and Toast Inc., a cloud-based restaurant software company (since February 2021). He previously served on the board of Environmental Impact Acquisition Corp., a special purpose acquisition company focused on sustainability companies, from January 2021 to February 2022. Mr. Patrick holds an A.B. from Harvard College and a J.D. from Harvard Law School.

Mr. Patrick was selected to serve on our board of directors because of his experience in the private and public sector and as a director of publicly-held and privately-held companies.

Continuing Directors

Jeff Lawson.    See the section titled “Executive Officers” for Mr. Lawson’s biographical information.

Richard Dalzell.    Mr. Dalzell has served as a member of our board of directors since March 2014. From 1997 to 2007, Mr. Dalzell served in several roles at Amazon.com, Inc., an e-commerce and cloud computing company, including as Senior Vice President of Worldwide Architecture and Platform Software and Chief Information Officer. From 1990 to 1997, Mr. Dalzell served in several roles at Wal-Mart Stores, Inc., a discount retailer, including as Vice President of the Information Systems Division. Mr. Dalzell currently serves on the board of directors of Intuit Inc. (since 2015), a software company. Mr. Dalzell previously served on the board of directors of AOL Inc. Mr. Dalzell holds a B.S. in Engineering from the United States Military Academy at West Point.

Mr. Dalzell was selected to serve on our board of directors because of his experience as an executive and director of technology companies.

Byron Deeter.    Mr. Deeter has served as a member of our board of directors since November 2010. Since 2005, Mr. Deeter has served as a partner of Bessemer Venture Partners, a venture capital firm. From 2004 to 2005, Mr. Deeter served as a director at International Business Machines Corporation, or IBM, a technology and consulting company. From 2000 to 2004, Mr. Deeter served in several roles at Trigo Technologies, Inc., a product information management company, which was acquired by IBM in 2004, including co-founder, President, Chief Executive Officer and Vice President of Business Development. From 1998 to 2000, Mr. Deeter served as an Associate at TA Associates, a private equity firm. From 1996 to 1998, Mr. Deeter served as an Analyst at McKinsey & Company, a business consulting firm. Mr. Deeter previously served on the board of directors of Cornerstone OnDemand, Inc., a talent management software company, Instructure, Inc., an educational technology company, and SendGrid, Inc., an email API platform company, which was acquired by us in 2019. Mr. Deeter holds a B.A. in Political Economy from the University of California, Berkeley.

Mr. Deeter was selected to serve on our board of directors because of his experience in the venture capital industry and as a director of publicly-held and privately-held technology companies.

Jeff Epstein.    Mr. Epstein has served as a member of our board of directors since July 2017. Mr. Epstein is an Operating Partner at Bessemer Venture Partners, a venture capital firm, which he joined in November 2011. Mr. Epstein served as chief financial officer of several public and private companies, including Oracle, an enterprise software company, and DoubleClick, an Internet advertising company, which was acquired by Google. Mr. Epstein serves on the board of directors of Poshmark, an online fashion marketplace (since April 2018), Okta, a software services company (since May 2021), Couchbase, a cloud database company (since 2015) and AvePoint, a data management company (since July 2021). He previously served on the board of directors of Booking Holdings, an online travel company, from April 2003 to June 2019, Global Eagle Entertainment, an inflight communication company, from January 2013 to June 2018, and Shutterstruck, a photography marketplace, from April 2021 to June 2021. Mr. Epstein holds a B.A. from Yale University and an M.B.A. from Stanford University.

Mr. Epstein was selected to serve on our board of directors because of his experience as an executive and director of technology companies.

Jeffrey Immelt.    Mr. Immelt has served as a member of our board of directors since June 2019. Mr. Immelt is a venture partner of New Enterprise Associates (“NEA”), a venture capital firm, which he joined in 2018. From 2001 to 2017, Mr. Immelt served as chairman and chief executive officer of General Electric, a U.S. based multinational conglomerate. Prior to being appointed chief executive officer of General Electric, Mr. Immelt held several global leadership roles at General Electric from 1982 to 2000 in the Plastics, Appliances and Healthcare businesses. He was named one of the “World’s Best CEOs” by Barron’s three times and currently serves on the board of certain NEA portfolio private companies, and is a member of The American Academy of Arts & Sciences. He also has served as a director of Bloom Energy Corporation, a clean energy company (since November 2019), Desktop Metal, Inc., a 3D printing solutions company (since May 2018), Bright Health Group, Inc., a diversified healthcare services company (since June 2021), Tuya Inc., an IoT cloud development platform (since March 2021), and Hennessy Capital Investment Corp. V, a special purpose acquisition company focused on clean technology (since January 2021). Mr. Immelt previously served as director of the Federal Reserve Bank of New York, a government-organized financial and monetary policy organization, as chairman of the U.S. Presidential Council on Jobs and Competitiveness and as a trustee of Dartmouth College. He holds a B.A in applied mathematics from Dartmouth College and an M.B.A. from Harvard University.

Mr. Immelt was selected to serve on our board of directors because of his experience as a senior executive of technology companies and as a director and chairman of publicly-held companies.

Erika Rottenberg.    Ms. Rottenberg has served as a member of our board of directors since June 2016. Since March 2022, Ms. Rottenberg serves as a Strategic Advisor at the Chan Zuckerberg Initiative, a philanthropic initiative, after having served as its Vice President and General Counsel from 2018 to 2022. From 2008 to 2014, Ms. Rottenberg served as Vice President, General Counsel and Secretary at LinkedIn Corporation, a professional networking company. From 2004 to 2008, Ms. Rottenberg served as Senior Vice President, General Counsel and Secretary at SumTotal Systems, Inc., a talent management enterprise software company. From 1996 to 2002, Ms. Rottenberg served in several roles at Creative Labs, Inc., a leading computer peripheral and digital entertainment product company, including as Vice President, Strategic Development and General Counsel. From 1993 to 1996, Ms. Rottenberg served as an attorney at Cooley LLP, a law firm. From 2015 to 2020, Ms. Rottenberg served on the board of directors of Nasdaq-listed Wix.com Ltd., a cloud-based web development platform, and she currently serves on the boards of Girl Scouts USA and the Silicon Valley Law Foundation. Ms. Rottenberg holds a B.S. in Special and Elementary Education from the State University of New York at Geneseo and a J.D. from the University of California, Berkeley, Boalt Hall School of Law.

Ms. Rottenberg was selected to serve on our board of directors because of her experience as a senior executive of technology companies and as a director of publicly-held technology companies.

Director Independence

Our Class A common stock is listed on The New York Stock Exchange and the Long-Term Stock Exchange. Under the NYSE Listing Standards and the LTSE Listing Standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, the NYSE Listing Standards and LTSE Listing Standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the NYSE Listing Standards and LTSE Listing Standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act, the NYSE Listing Standards and the LTSE Rules. Compensation and talent management committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act, the NYSE Listing Standards and the LTSE Listing Standards.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Dalzell, Deeter, Epstein, Immelt and Patrick, and Mses. Dubinsky and Rottenberg do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the NYSE Listing Standards and LTSE Listing Standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Leadership Structure

Chairperson of the Board

Mr. Lawson, our co-founder and Chief Executive Officer, also serves as Chairperson of our board of directors. As our co-founder and Chief Executive Officer, Mr. Lawson possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the company and its business and is best positioned to identify strategic priorities, lead critical discussions and execute our business plans. We believe this extensive company-specific experience and expertise of Mr. Lawson, together with the outside experience, oversight and expertise of our independent directors, allows for differing perspectives and roles regarding strategy development that benefit our stockholders.

Lead Independent Director

Our board has a strong and empowered lead independent director who provides an effective independent voice in our leadership structure. Since Mr. Lawson is the Chairperson of our board of directors and is not an “independent” director pursuant to the NYSE Listing Standards and LTSE Listing Standards, we appointed Mr. Jeff Epstein to serve as our lead independent director in December 2017. Mr. Epstein serves as a liaison between our Chief Executive Officer and Chairperson, and our independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate. In addition, our independent directors, who are the sole members of each of our board committees, provide strong independent leadership and oversight for each of these committees. Our independent directors generally meet in executive session after each meeting of the board of directors. At each such meeting, the presiding director for each executive session of our board of directors will be either (i) the lead independent director or (ii) chosen by the independent directors.

Our board believes that this leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing both the board of directors and management to benefit from Mr. Lawson’s leadership and years of experience in the company’s business and the technology industry.

We believe that the structure of our board of directors and committees of our board of directors provides effective independent oversight of management, while Mr. Lawson’s combined role enables strong leadership, creates clear accountability and enhances our ability to develop and execute our strategy and communicate our message clearly and consistently to stockholders.

Board Meetings and Committees

Our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of eight members.

During our fiscal year ended December 31, 2021, our board of directors held six meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although our Corporate Governance Guidelines do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. All members of our board of directors then serving in such capacity, other than Mr. Epstein, attended our 2021 annual meeting of stockholders.

Our board of directors has established an audit committee, a compensation and talent management committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Mr. Epstein and Mses. Dubinsky and Rottenberg, with Mr. Epstein serving as Chairperson. Each member of our audit committee meets the requirements for independence under the NYSE Listing Standards, LTSE Listing Standards and SEC rules. Each member of our audit committee also meets the financial literacy and sophistication requirements of the NYSE Listing Standards and LTSE Listing Standards. In addition, our board of directors has determined that each of Mr. Epstein and Ms. Dubinsky is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

No member of our audit committee may simultaneously serve on the audit committee of more than three public companies unless our board of directors determines that such simultaneous service would not impair the ability of such member to effectively serve on our audit committee. Mr. Epstein currently serves on the audit committees of three other public companies. Given Mr. Epstein’s extensive experience as a Chief Financial Officer, his proficiency in accounting, and his knowledge of our Company, our board has determined that Mr. Epstein’s simultaneous service on the audit committees of more than three public companies does not impair his ability to effectively serve on our audit committee. Mr. Epstein attended 100% of the meetings held by our audit committee and board of directors during fiscal year 2021.

Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions; and

•

approves or, as required, pre-approves, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC, the NYSE Listing Standards and the LTSE Listing Standards. A copy of the charter of our audit committee is available on our website at https://investors.twilio.com.

Our audit committee held nine meetings during fiscal year 2021.

Compensation and Talent Management Committee

Our compensation and talent management committee consists of Messrs. Immelt and Patrick (and Mr. Dalzell, for a portion of 2021 and Ms. Donio until her resignation, effective April 29, 2022). Ms. Donio served as Chairperson of our compensation and talent management committee during 2021. Mr. Immelt succeeded Ms. Donio as Chairperson effective April 29, 2022 in connection with Ms. Donio’s resignation from our board of directors and compensation and talent management committee. Each member of our compensation and talent management committee meets the requirements for independence under the NYSE Listing Standards, LTSE Listing Standards and SEC rules. Each member of our compensation and talent management committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”). During fiscal year 2021, Mr. Dalzell also served on the compensation and talent management committee and resigned from the compensation and talent management committee effective April 1, 2021. Mr. Dalzell met the requirements for independence under the NYSE Listing Standards, LTSE Listing Standards and SEC rules, and he is a non-employee director, as defined pursuant to Rule 16b-3. Our compensation and talent management committee, among other things:

•	reviews, determines, and approves, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity compensation plans;

•	reviews and approves, or makes recommendations to our board of directors, regarding incentive compensation and equity compensation plans;

•	establishes and reviews general policies relating to compensation and benefits of our employees; and

•

reviews and discusses with management our human capital management activities, including, among other things, matters relating to talent management and development, talent acquisition, employee engagement and diversity, equity and inclusion.

Our compensation and talent management committee operates under a written charter that satisfies the applicable rules of the SEC, the NYSE Listing Standards and the LTSE Listing Standards. A copy of the charter of our compensation and talent management committee is available on our website at https://investors.twilio.com.

Our compensation and talent management committee held six meetings during fiscal year 2021.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Rottenberg and Messrs. Dalzell and Deeter, with Ms. Rottenberg serving as Chairperson. Each member of our nominating and governance committee meets the requirements for independence under the NYSE Listing Standards, LTSE Listing Standards and SEC rules. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews and assesses the adequacy of our corporate governance guidelines and policies and practices and recommends any proposed changes to our board of directors;

•	oversees and periodically reviews our environmental, social and governance activities and programs; and

•	evaluates the performance of our board of directors and of individual directors.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable NYSE Listing Standards and the LTSE Listing Standards. A copy of the charter of our nominating and corporate governance committee is available on our website at https://investors.twilio.com.

Our nominating and corporate governance committee held four meetings during fiscal year 2021.

Compensation and Talent Management Committee Interlocks and Insider Participation

During 2021, Ms. Donio and Messrs. Dalzell (with respect to Mr. Dalzell, for a portion of the year), Immelt and Patrick served on the compensation and talent management committee. Effective April 29, 2022, Ms. Donio resigned from our board of directors and compensation and talent management committee. None of the members of our compensation and talent management committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation and talent management committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation and talent management committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation and talent management committee or their affiliates.

Identifying and Evaluating Director Nominees

The board of directors has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the board of directors (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors.

Minimum Qualifications and Membership on other Boards

Twilio has a highly effective and engaged board of directors, and members of our board of directors are expected to prepare for, attend, and participate in all board of directors and applicable committee meetings and are encouraged to attend our annual meetings of stockholders. The board of directors does not believe that explicit limits on the number of other boards of directors on which the directors may serve, or on other activities the directors may pursue, are appropriate. Rather, we believe that our directors’ service on other companies’ boards enables them to contribute valuable knowledge and perspective to our board of directors. Nonetheless, the board of directors recognizes that carrying out the duties of a director requires a significant commitment of time and attention, and excessive time commitments - whether other board service or otherwise—may interfere with the ability to fulfill Twilio board of director responsibilities. Our Corporate Governance Guidelines require directors to notify the chairperson of the nominating and corporate governance committee in connection with joining another board and regularly update the company regarding other directorship and significant other commitments, so that the potential for conflicts or other factors that may compromise a director’s ability to perform their duties may be fully assessed.

Our board of directors has delegated to our nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to our board of directors (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our Corporate Governance Guidelines and the committee’s charter. Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and considers all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee considers the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include:

•	integrity, judgment and adherence to high personal ethics and character;

•

demonstrated achievement and competence in their fields, business acumen, understanding of our business and industry, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director;

•	diversity, including in breadth and quality of experience, personal and professional experience, expertise, culture, race, ethnicity, gender and sexual orientation, including lived experience;

•	skills, education and expertise;

•	independence and potential conflicts of interest; and

•	the scope and breadth of other commitments.

In addition to the above criteria, and although there are no further stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Our nominating and corporate governance committee reviews the totality of the circumstances of each nominee and each board member to assess the ability of such individuals to devote the requisite time to fulfilling the responsibilities of service on our board of directors and applicable committees. Our nominating and corporate governance committee evaluates many factors when assessing the effectiveness and active involvement of each director, including the director’s attendance at board and committee meetings, participation and level of engagement during these meetings, the role played by the director on our board of directors, as well as on the other boards, including committee membership and chairperson designation, and the experience and expertise of the director, including both relevant industry experience and service on other public company boards, which enable the director to serve on multiple boards effectively.

Although our board of directors does not maintain a specific policy with respect to the number of diverse individuals on our board of directors, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee endeavors to consider candidates who represent a mix of backgrounds including breadth and quality of experience, personal and professional experience, expertise, culture, race, ethnicity, gender and sexual orientation, including lived experience. In making determinations regarding nominations of directors, our nominating and corporate governance committee takes into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of directors and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations and Nominations to the Board of Directors

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Chief Legal Officer at Twilio Inc., 101 Spear Street, First Floor, San Francisco, California 94105, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder and Other Interested Party Communications

The board of directors provides to every stockholder and any other interested parties the ability to communicate with the board of directors, as a whole, and with individual directors on the board of directors through an established process for stockholder communication. For a stockholder communication directed to the board of directors as a whole, stockholders and other interested parties may send such communication to our Chief Legal Officer via U.S. Mail or Expedited Delivery Service to: Twilio Inc., 101 Spear Street, First Floor, San Francisco, California 94105, Attn: Board of Directors c/o Chief Legal Officer.

For a stockholder or other interested party communication directed to an individual director in his or her capacity as a member of the board of directors, stockholders and other interested parties may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Twilio Inc., 101 Spear Street, First Floor, San Francisco, California 94105, Attn: [Name of Individual Director].

We encourage stockholders to e-mail any such communications to us at legalnotices@twilio.com to help ensure prompt receipt. Our Chief Legal Officer, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairperson of our board of directors.

Corporate Governance Guidelines and Code of Conduct

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and other executive and senior financial officers. A copy of our Corporate Governance Guidelines and Code of Conduct is available on our Internet website at https://investors.twilio.com and may also be obtained without charge by contacting our Corporate Secretary at Twilio Inc., 101 Spear Street, First Floor, San Francisco, California 94105. We intend to disclose any amendments to our Code of Conduct, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During fiscal year 2021, no waivers were granted from any provision of our Code of Conduct.

Our Commitment to Environmental, Social and Governance Matters

At Twilio, we recognize the impact that a business can have on its surrounding community and environment, and we believe that an organization has the responsibility to be a good corporate citizen. We also value our employees and recognize the critical roles that they play in the achievement of our long-term goals and overall success. The following is intended as a summary of some of the steps we are taking to create a safe and inclusive workplace for our employees and to foster positive impact in our communities and for our stakeholders. More information about our environmental, social and governance efforts can be found in our 2021 Impact and DEI Report, available on the Governance section of our website at https://investors.twilio.com. Information referenced on our website does not constitute part of this proxy statement.

Board Oversight

We are committed to sound governance and oversight of our impact on the surrounding community and environment. This is one of the reasons that our board of directors has delegated formal oversight of our environmental, social and governance activities, programs and disclosure to our nominating and corporate governance committee. At each regularly scheduled meeting of our nominating and corporate governance committee, members of the Company’s management provide our nominating and corporate governance committee with formal updates on the Company’s environmental, social and governance activities and programs.

Environmental

We recognize the impact that companies can have on the environment and we are working to integrate sustainability initiatives into our business practices, including the evaluation of energy conservation initiatives and renewable energy purchases that can help reduce greenhouse emissions at our facilities. Our goal is to limit our impact on climate change and to carry out our business activities in a sustainable manner. As a business that is conducted largely online, our carbon footprint may be smaller than those of manufacturing or other businesses, but we still strive to limit our impact on climate change. We have also begun to measure our carbon footprint with the goal of setting a greenhouse gas reduction target in the future. Additionally, we are monitoring our water usage and creating a systematic global approach to responsibly dispose of our electronic waste, including through participation in vendor buy-back programs or e-cycling. Finally, we are fostering the promotion of conservation by recycling, composting, and source reduction in all of our offices globally.

Social Impact of Product Portfolio

Twilio’s mission is to unleash the imagination of builders. As a company, we’ve long been inspired by the imagination of builders tackling complex social problems. We started Twilio.org to be the engine behind social impact organizations, helping them use our digital engagement tools and financial resources to supercharge their reach and scale their impact. We partner with nonprofits, social enterprises, international NGOs, and local governments that deliver support in a crisis, connect people with life-changing resources, and inspire action for the greater good. Whether it’s fueling the technology behind crisis hotlines, building video applications that connect teachers and students for distance learning, or using our voice and SMS products to organize underrepresented communities to vote, our social impact partners are engaging people around the world to build the future that they want. In 2021, impact organizations leveraged Twilio to reach over 500 million people.

Effective communication is critical in helping social impact organizations listen and engage with the people that they serve. That’s why we sell our communication products at a discount to these types of organizations. We then reinvest the profit back into our social initiatives. This means as our revenues grow, so does our social impact. This increased revenue translates to more grants, employee volunteering, and technical resources available for organizations using technology to advance their missions.

Community Involvement and Philanthropy

One form of employee volunteering is the WePledge 1% program that Twilio.org launched in 2019. WePledge 1% is our volunteer impact and giving program in which employees voluntarily pledge to give 1% of their own time, income, or equity (or a combination) to causes that resonate with them. Since the program’s launch in September 2019, over 3,400 of our employees have taken the pledge to commit 1%, resulting in the donation of over three million dollars and over 20,000 volunteer hours.

As the scale and frequency of global crises increase, social impact organizations are innovating to serve their communities and treat people as individuals with dignity. Our goal at Twilio.org is to unleash our product, people, and capital to support 1 billion people annually. We know that when organizations pair their local, first-hand expertise with the scale of technology, more people around the world have the opportunity to thrive.

In 2015, we reserved 1% of our Class A common stock to fund our social impact at Twilio.org. In March 2019, we increased the Twilio.org share reserve by 203,658 shares of Class A common stock to account for a similar program previously operated by SendGrid, Inc. (one of our wholly owned subsidiaries, which we acquired in February 2019). Since 2016, Twilio.org has given approximately $124 million in product credits, donations, grants and investments, consistent with its philanthropic goals.

Compliance & Ethics

Our culture of integrity starts with our Corporate Governance Guidelines and Code of Conduct, and includes efforts in risk assessment, development of policies, procedures, training, auditing, monitoring, investigations, and remediation of potential compliance matters. We have also implemented mandatory anti-harassment, anti-corruption and anti-bribery training as well as more targeted compliance training aimed at addressing the compliance risks of specific roles and business functions.

Furthermore, in order to promote a high standard of ethical and professional conduct within our Company, we have engaged with an impartial third party to administer an ethics reporting hotline where, as permitted by law, employees, contractors, customers and vendors may address any issues on a confidential and anonymous basis. Employees may choose the method with which they are most comfortable to discuss any issues or complaints, whether it is through their manager, our human resources partners, or the reporting hotline. In addition, our Code of Conduct applies to all of our employees, including our officers and board of directors. Violations of the Code of Conduct may result in disciplinary action, up to and including termination of employment.

Customer Protection and Data Privacy

We are committed to protecting the privacy and data of our developer ecosystem, customers and users. We have implemented policies and procedures that facilitate compliance with applicable privacy laws, including the California Consumer Privacy Act and the General Data Protection Regulation (“GDPR”), and work to use privacy by design in our review and building processes. For example, in 2016, even before GDPR became effective, we started the process of putting in place our own Binding Corporate Rules (“BCRs”)—considered one of the highest global standards for data protection that a company can have. Our BCRs codify our guiding principles and approach to compliance with data protection laws when processing personal information.

In addition to working to maintain data privacy and security, we have proactively taken steps to provide increased visibility to the Twilio community around government requests received for customer information by municipal, state, provincial and federal governments globally. We do this by publishing semi-annual transparency reports. Our transparency reports document the total volume of government requests for information received by us, how we responded to the requests, and how often we notified users of the requests.

Data Security

Furthermore, we train employees on policies and procedures for secure data handling and use physical and procedural safeguards to help keep our facilities and equipment secure. All of our employees and contractors are required to complete privacy and security training every year.

Diversity & Inclusion

At Twilio, we are driving a diversity, equity and inclusion (“DEI”) strategy based on the principles of antiracism. We believe that we can effectively promote equity in the workplace when we focus on transformational change at the individual and leadership levels. By educating and empowering Twilions to think and operate through an antiracist lens, we’ll be able to build a more diverse workforce, promote equity for all communities in the workplace and foster safe, inclusive environments. Twilio publishes its gender and ethnic diversity data in its Impact and DEI Report, which is available on the Governance section of our website at https://investors.twilio.com.

In 2020 we created our first set of company-wide racial justice and equity business priorities and measures, and we have since began the work to embed and operationalize antiracism across the business, with a strong focus on education. In 2021, 100% of our executive team participated in two antiracism workshops and 86% of VPs and above participated in an in-depth antiracism workshop, with continued learning planned for more Twilions in 2022. We expanded our partnerships with global organizations to help us find, grow, and keep diverse talent in various demographics, regions, and countries. Lastly, 50% of employee resource group (“ERG”) specific programming and events promoted antiracist learning in the workplace.

We will continue to grow our DEI resources and global footprint to make sure our antiracism strategy scales along with the business. Most recently, we expanded the DEI team and launched new ERG chapters globally to ensure we are translating antiracism and amplifying DEI efforts across all teams and regions.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, cyber security, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In addition, every employee is required to complete data privacy, cybersecurity and code of conduct training upon joining the Company and each year thereafter. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the Company, as well as such other times as they deem appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, cybersecurity and security, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. On a quarterly basis, members of our management team update the audit committee on the status of key risks impacting the Company. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation and talent management committee assesses risks created by the incentives inherent in our compensation programs, policies and practices and those related to human capital management issues. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

Non-Employee Director Compensation Policy

We have adopted a compensation policy for our non-employee directors (as amended and restated from time to time, the “Non-Employee Director Compensation Policy”) to attract, retain and award these individuals and align their long-term interests with those of the Company and our stockholders. Our non-employee directors are paid in the form of restricted stock units (“RSUs”) only and do not receive cash compensation. Employee directors receive no additional compensation for their service as a director.

Decisions regarding the Non-Employee Director Compensation Policy are approved by our board of directors based on recommendations from our compensation and talent management committee. Our compensation and talent management committee conducts an annual evaluation of the design and competitiveness of our Non-Employee Director Compensation Policy in light of best practices, market trends and a competitive market analysis of data for the Company’s compensation peer group prepared by its compensation consultant, and makes appropriate recommendations to our board of directors with respect to the compensation of our non-employee directors.

During 2021, our compensation and talent management committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, as its compensation consultant to advise on, among other things, non-employee director compensation matters. In doing so, our compensation and talent management committee reviewed and considered a peer group compensation data analysis prepared by Compensia. Our compensation and talent management committee targeted non-employee director compensation, to consist solely of RSUs, to the 50th percentile relative to our peers. In May 2021, upon the recommendation of the compensation and talent management committee, our board of directors approved the following changes to our Non-Employee Director Compensation Policy for fiscal 2021: (i) increase the annual equity retainer for the lead independent director from $20,000 to $23,000; (ii) increase the annual equity retainer for members of the audit committee (other than the chairperson) from $11,000 to $13,000; (iii) increase the annual equity retainer for the audit committee chairperson from $22,000 to $26,000; (iv) increase the annual equity retainer for members of the compensation and talent management committee (other than the chairperson) from $9,000 to $10,000; (v) increase the annual equity retainer for the compensation and talent management committee chairperson from $18,000 to $20,000; (vi) increase the annual equity retainer for members of the nominating and corporate governance committee (other than the chairperson) from $5,000 to $6,000 (vii) increase the annual equity retainer for the nominating and corporate governance committee chairperson from $10,000 to $12,000; (viii) increase the Initial Equity Grant (as defined below) from $440,000 to $575,000; and (ix) pay all annual retainers for board membership, lead independent director and committee membership in the form of RSUs in lieu of cash compensation.

For purposes of the amounts described in this section, the values are calculated as set forth in the Non-Employee Director Compensation Policy. For the aggregate grant date fair value of the RSUs awarded to the non-employee directors in the fiscal year ended December 31, 2021, calculated in accordance with FASB ASC Topic 718, please see “2021 Non-Employee Director Compensation Table” below.

Annual Equity Retainers

For fiscal 2021, our non-employee directors received compensation in the form of RSUs only, the values of which are as set forth below.

Annual Equity Retainer for Board Membership
Annual service on the board of directors	$40,000
Additional Annual Equity Retainer for Lead Independent Director	$23,000
Additional Annual Equity Retainer for Committee Membership
Annual service as member of the audit committee (other than chairperson)	$13,000
Annual service as chairperson of the audit committee	$26,000
Annual service as member of the compensation and talent management committee (other than chairperson)	$10,000
Annual service as chairperson of the compensation and talent management committee	$20,000
Annual service as member of the nominating and corporate governance committee (other than chairperson)	$6,000
Annual service as chairperson of the nominating and corporate governance committee	$12,000

Annual Equity Grants

In addition, on the date of our annual meeting of stockholders, each non-employee director who continued as a member of our board of directors following such annual meeting of stockholders received a grant of RSUs having a value of $250,000 (the “Annual Equity Grant”).

During fiscal year 2021, the number of RSUs for the Annual Equity Grant was determined by dividing the applicable values by the average closing market price on The New York Stock Exchange (or such other market on which the Company’s Class A common stock is then principally listed) of one share of the Company’s Class A common stock over the trailing 30-day period ending five business days before the effective date of the grant.

The Annual Equity Retainer and Annual Equity Grants are granted in four quarterly installments over the course of the year that commences on the date of each annual meeting of stockholders, with such grants to be made on each September 15, December 15, March 15, and the earlier of (i) June 15 or (ii) the day that is immediately prior to the next subsequent annual meeting of stockholders (each such date, a “Quarterly Date,” and each such grant, a “Quarterly Grant”). The value of each Quarterly Grant shall be equal to the value of the portion of the Annual Equity Retainer and Annual Equity Grants applicable to the period beginning on the day after the immediately preceding Quarterly Date and ending on the then-current Quarterly Date (the “Quarterly Period”), based on the board and committee roles held by the non-employee director during such Quarterly Period. Each Quarterly Grant shall be fully vested upon the date of grant.

Initial Equity Grants

Our Non-Employee Director Compensation Policy during fiscal year 2021 provided that, upon initial election to our board of directors, each non-employee director would be granted RSUs having a value of $575,000 (the “Initial Equity Grant”). The Initial Equity Grant vests in equal annual installments over three years, subject to continued service as a director through the applicable vesting dates; provided, however, that if a non-employee director is elected on a date other than at the annual meeting of stockholders, one-third (1/3rd) of such value shall be pro-rated by the amount of time between such election and the next annual meeting of stockholders and such pro-rated portion shall vest on the day prior to the next annual meeting of stockholders, with the other two-thirds (2/3rds) vesting annually over the following two years following such initial vesting date.

During fiscal year 2021, the number of RSUs for the Initial Equity Grant was determined by dividing the applicable value by the average closing market price on The New York Stock Exchange (or such other market on which the Company’s Class A common stock is then principally listed) of one share of the Company’s Class A common stock over the trailing 30-day period ending five business days before the effective date of the grant.

Awards granted under our Non-Employee Director Compensation Policy are subject to full accelerated vesting upon a “sale event,” as defined in our 2016 Stock Option and Incentive Plan (as amended and restated, the “2016 Plan”).

Our Non-Employee Director Compensation Policy also provides that, pursuant to the 2016 Plan, the aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director in a calendar year will not exceed $750,000 (or such other limit as may be set forth in the 2016 Plan or any similar provision of a successor plan).

We also reimburse all reasonable out-of-pocket expenses incurred by our non-employee directors for their attendance at meetings of our board of directors or any committee thereof.

Changes to Non-Employee Director Compensation effective for Fiscal 2022

Following a review with Compensia of peer company board compensation trends in March 2022, our compensation and talent management committee recommended, and our board of directors approved, the following changes to our non-employee director compensation effective fiscal 2022, targeting non-employee director compensation to the 50th percentile relative to our peers: (i) increase the annual equity retainer for the lead independent director from $23,000 to $30,000 and (ii) increase the annual equity retainer for all non-employee members of the board of directors from $40,000 to $45,000.

Non-Employee Directors’ Deferred Compensation Program

In July 2017, we implemented a Non-Employee Directors’ Deferred Compensation Program to offer our non-employee directors the ability to defer the receipt of any RSUs granted to them from Initial Grants or Annual Grants under the 2016 Plan. In advance of an award of RSUs and in compliance with the program’s requirements, a non-employee director may elect to defer the receipt of all of his or her RSUs until the earliest of (i) 90 days after such non-employee director ceases to serve as a member of our board of directors; (ii) the consummation of a “sale event”; or (iii) 90 days after the non-employee director’s death (such earliest date, the “Payment Event”). Upon the vesting of the RSUs, any amounts that would otherwise have been paid in shares of Company common stock will be converted into deferred stock units (“DSUs”) on a one-to-one basis and credited to the non-employee director’s deferral account. The DSUs will be paid in shares of Company Class A common stock on a one-to-one basis in a single lump sum (and will cease to be held in the non-employee director’s deferred account) as soon as practicable following the Payment Event.

Death Equity Acceleration Policy

See “Executive Compensation—Other Compensation Policies and Practices—Death Equity Acceleration Policy” for a discussion of the treatment of equity awards upon the termination due to death of an employee’s or non-employee director’s employment or other service relationship with the Company or any of its subsidiaries.

Stock Ownership Policy

In April 2018, we adopted a stock ownership policy for our non-employee directors, which was amended and restated in September 2020 and March 2022. Our stock ownership policy, as amended, requires our non-employee directors to acquire and hold a number of shares of our Company’s common stock equal in value to five times (increased from four times in March 2022) the director’s annual retainer for regular service on the board of directors. We only count directly and beneficially owned shares, including shares purchased through our Company’s 2016 Employee Stock Purchase Plan (as amended and restated, the “ESPP”) or Section 401(k) plan, if applicable, and shares underlying vested RSUs that are held or deferred. We do not count shares underlying vested and unexercised in-the-money stock options. Each non-employee director has five years from the later of his or her initial election to the board of directors or from the effective date of the policy to attain the required ownership level.

2021 Non-Employee Director Compensation Table

The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors in fiscal year 2021, all of which were paid solely in RSUs. Mr. Lawson, who is our Chief Executive Officer, did not receive any additional compensation for his service as a director. The compensation received by Mr. Lawson, as a named executive officer, is presented in “Executive Compensation—Summary Compensation Table.”

Name	Stock awards ($)(1)	Total ($)
Richard Dalzell(2)	138,928	138,928
Byron Deeter	138,928	138,928
Elena Donio(3)	145,751	145,751
Donna Dubinsky	142,470	142,470
Jeff Epstein(4)	159,135	159,135
Jeffrey Immelt(5)	140,659	140,659
Deval Patrick(6)	714,521	714,521
Erika Rottenberg	147,824	147,824

(1)

Unless otherwise indicated, stock awards consist solely of RSUs which vest immediately upon grant. The amounts reported in this column represent the aggregate grant date fair value of the RSUs awarded to the non-employee directors in the fiscal year ended December 31, 2021, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 22, 2022. The amounts reported in this column reflect the accounting cost for the RSUs and do not correspond to the actual economic value that may be received by the non-employee directors upon vesting or settlement of the RSUs.

(2)	As of December 31, 2021, Mr. Dalzell held an outstanding option to purchase a total of 76,500 shares of our Class B common stock.

(3)	Ms. Donio resigned from our board of directors, effective April 29, 2022.

(4)

Mr. Epstein has elected to defer 18,794 RSUs pursuant to the Non-Employee Director’s Deferred Compensation Program, which were converted into DSUs. As of December 31, 2021, Mr. Epstein held 18,794 DSUs.

(5)	As of December 31, 2021, Mr. Immelt held 1,043 RSUs, which will vest on June 19, 2022 so long as Mr. Immelt is a member of our board of directors on such date.

(6)

As of December 31, 2021, Mr. Patrick held (i) 422 RSUs, which vested on January 13, 2022, (ii) 422 RSUs, which will vest on January 13, 2023, and (ii) 423 RSUs, which will vest on January 13, 2024 so long as Mr. Patrick is a member of our board of directors on such date.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of eight members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in the control of our Company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Donna L. Dubinsky and Deval Patrick as nominees for election as Class III directors at the Annual Meeting. If elected, each of Ms. Dubinsky and Mr. Patrick will serve as Class III directors until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our Company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Ms. Dubinsky and Mr. Patrick. We expect that Ms. Dubinsky and Mr. Patrick will each accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality of the voting power of the shares of our common stock be present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions and broker non-votes will have no effect on this proposal. See “Procedural Matters—How many votes are needed for approval of each proposal?” for further information.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed KPMG LLP (“KPMG”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2022. During our fiscal year ended December 31, 2021, KPMG served as our independent registered public accounting firm.

Notwithstanding the appointment of KPMG, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our Company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Our audit committee is submitting the appointment of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. However, neither the Company’s second amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm. Representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of KPMG, our audit committee may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our Company by KPMG for our fiscal years ended December 31, 2020 and 2021.

	2020	2021
	(in thousands)
Audit Fees(1)	$4,293	$4,105
Audit-Related Fees(2)	450	1,261
Tax Fees(3)	86	31
All Other Fees	—	—

Total Fees	$4,829	$5,397

(1)

Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years, and the review of the financial statements included in our quarterly reports. Fees for fiscal year 2020 and 2021 also consisted of fees related to SEC registration statements and other filings, comfort letters and consents, adoption of accounting pronouncements, acquisitions and our follow-on securities offerings. Fees for fiscal year 2021 also included work related to the intra-entity asset transfer of certain intellectual property rights.

(2)	Audit-Related Fees consist of professional services rendered in connection with the due diligence of transactions or events, including acquisitions.

(3)	Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

Auditor Independence

In our fiscal year ended December 31, 2021, there were no other professional services provided by KPMG, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of KPMG.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit, internal control-related services and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services provided by KPMG for our fiscal years ended December 31, 2020 and 2021 were pre-approved by our audit committee and were compatible with maintaining KPMG’s independence.

Vote Required

The ratification of the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders.

Our compensation programs are designed to effectively align our executives’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Stockholders are urged to read the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which discusses how our executive compensation program policies and practices implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. Our board of directors and our compensation and talent management committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2022 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.

Vote Required

The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “against” this proposal, and broker non-votes will have no effect.

The vote is advisory, which means that the vote is not binding on the Company, our board of directors or our compensation and talent management committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, our compensation and talent management committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE1

The audit committee is a committee of the board of directors composed solely of independent directors as required by the listing standards of the New York Stock Exchange, Long-Term Stock Exchange and rules of the Securities and Exchange Commission (“SEC”). The audit committee operates under a written charter approved by our board of directors, which is available on our website at https://investors.twilio.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the audit committee’s performance and the adequacy of its charter on an annual basis.

With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. Our independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of our consolidated financial statements and our internal control over financing reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and to issue a report thereon. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 and management’s report on internal control over financial reporting with management and KPMG;

•

discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the PCAOB in Rule 3200T; and

•

received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with KPMG its independence.

Based on the audit committee’s review and discussions with management and KPMG, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Respectfully submitted by the audit committee of the board of directors:

Jeff Epstein (Chairperson)

Donna L. Dubinsky

Erika Rottenberg

[1]

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of May 4, 2022. Our executive officers are appointed by, and serve at the discretion of, our board of directors and hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Jeff Lawson	44	Co-Founder, Chief Executive Officer and Chairperson
Khozema Shipchandler	48	Chief Operating Officer and Principal Financial Officer
Elena Donio	52	President of Revenue
Eyal Manor	48	Chief Product Officer
Dana R. Wagner	46	Chief Legal Officer, Chief Compliance Officer and Corporate Secretary

Executive Officers

Jeff Lawson.    Mr. Lawson is one of our founders and has served as our Chief Executive Officer and as a member of our board of directors since April 2008 and has served as the Chairperson of our board of directors since November 2015. From 2001 to 2008, Mr. Lawson served as founder and Chief Technology Officer of Nine Star, Inc., a multi-channel retailer of equipment and apparel to the action sports industry. From 2004 to 2005, Mr. Lawson served as Technical Product Manager of Amazon.com, Inc., an electronic commerce and cloud computing company. In 2000, Mr. Lawson served as Chief Technology Officer of StubHub, Inc., an online marketplace for live entertainment events. From 1998 to 2000, Mr. Lawson served in several roles at Versity.com, Inc., a website for college lecture notes, including as founder, Chief Executive Officer and Chief Technology Officer. Mr. Lawson holds a B.S. in Computer Science and Film/Video from the University of Michigan.

Mr. Lawson was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer, one of our founders and as one of our larger stockholders, as well as his extensive experience as an executive with other technology companies.

Khozema Shipchandler.    Mr. Shipchandler has served as our Chief Operating Officer since October 2021, and prior to that served as our Chief Financial Officer from November 2018. From 2015 to 2018, Mr. Shipchandler served as chief financial officer and executive vice president of corporate development at GE Digital, an operational technology and infrastructure software company that is a division of General Electric Company, a publicly traded industrial technology company. From 1996 to 2015, Mr. Shipchandler served in various executive roles at General Electric Company, including as chief financial officer, Middle East, North Africa and Turkey from 2011 to 2013. Mr. Shipchandler holds a B.A. in English and Biology from Indiana University Bloomington.

Elena Donio.    Ms. Donio has served as our President of Revenue since May 2022. From 2016 to April 2022, Ms. Donio served as a member of our board of directors. From 2016 to 2020, Ms. Donio served as Chief Executive Officer at Axiom Global, a leading provider of tech-enabled legal services. From 1998 to 2016, Ms. Donio served in several roles, including as President, Executive Vice President and General Manager of Worldwide Small and Mid-Sized Businesses, at Concur Technologies, Inc., a business travel and expense management software company, which was acquired by SAP SE in 2014. From 1995 to 1997, Ms. Donio served as Senior Manager at Deloitte Consulting LLP, a professional services firm. From 1992 to 1995, Ms. Donio served as Senior Consultant at Andersen Consulting LLP, a business consulting firm. Ms. Donio holds a B.A. in Economics from the University of California, San Diego.

Eyal Manor.    Mr. Manor has served as our Chief Product Officer since November 2021. From 2007 to 2021, he served in a variety of roles at Google LLC, a technology company, including as Vice President and General Manager of Engineering and Product and Vice President of Engineering, where he led a portfolio of products and technologies. Prior to that, Mr. Manor held executive positions leading startups, including serving as vice president of research and development for a voice and video SaaS streaming startup. Mr. Manor was an advisor for CapitalG from 2015 to 2021. Mr. Manor graduated with a B.A. in Economics from Tel Aviv University.

Dana R. Wagner.     Mr. Wagner has served as our Chief Legal Officer, Chief Compliance Officer and Secretary since December 2021. From 2018 to 2021, Mr. Wagner served as the Chief Legal Officer of the biotechnology company Impossible Foods Inc., where he led the legal, policy, quality control, and security functions. From 2018 to 2020, he was Adjunct Professor at Northwestern University, and he has taught and lectured at Berkeley Law since 2019. From 2011 to 2016, Mr. Wagner was General Counsel of the financial technology company Square, Inc. (now Block, Inc.). Mr. Wagner served in various positions at Google Inc., from May 2007 to July 2011, where he oversaw the antitrust and competition legal practice, and prior to 2007, he held various positions in the U.S. Department of Justice. Mr. Wagner currently serves on the board of directors of Centre Consortium and the Museum of Art and Digital Entertainment. Mr. Wagner holds a B.A. in comparative literature and economics from the University of California, Berkeley, and a J.D. from Yale Law School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation program for our named executive officers. During the fiscal year ended December 31, 2021, these individuals were:

Named Executive Officer	Position
Jeff Lawson	Chief Executive Officer and Chairperson
Khozema Shipchandler(1)	Chief Operating Officer and Principal Financial Officer
Eyal Manor	Chief Product Officer
Marc Boroditsky(2)	Chief Revenue Officer
Dana R. Wagner	Chief Legal Officer, Chief Compliance Officer and Corporate Secretary
George Hu(3)	Former Chief Operating Officer
Chee Chew(4)	Former Chief Product Officer

(1)	Mr. Shipchandler was appointed Chief Operating Officer effective October 27, 2021, having previously served as our Chief Financial Officer.

(2)

On April 28, 2022, Mr. Boroditsky notified us of his intention to resign from his position as Chief Revenue Officer, effective immediately. Mr. Boroditsky’s last day of employment will be August 19, 2022.

(3)	Mr. Hu ceased to be an executive officer when he resigned as Chief Operating Officer effective October 27, 2021. He served as a strategic advisor through the end of fiscal 2021.

(4)	Mr. Chew’s employment with us ended effective May 17, 2021.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2021 and certain aspects of our compensation program for 2022. It also provides an overview of our executive compensation philosophy and objectives. Finally, it discusses how our compensation and talent management committee of our board of directors arrived at the specific compensation decisions for our executive officers, including our named executive officers, for 2021, including the key factors that our compensation and talent management committee considered in determining their compensation.

Executive Summary

Business Overview

Twilio spent over a decade building the leading cloud communications platform, but communications is just the beginning. Twilio’s vision is to become the leading customer engagement platform, ultimately providing businesses with the holy grail—a single view of the customer journey and the ability to take action, delivering real-time, personalized communications. We believe the future of customer engagement will be written in software by the developers of the world—our customers.

Cloud platforms are a category of software that enable developers to build and manage applications without the complexity of creating and maintaining the underlying infrastructure. These platforms have arisen to enable a fast pace of innovation across a range of categories, such as computing and storage. As the leader in the cloud communications platform category, we enable developers to build, scale and operate real-time customer engagement within software applications.

We offer a customer engagement platform with software designed to address specific use cases, like account security and contact centers, and a set of Application Programming Interfaces (“APIs”) that handles the higher-level communication logic needed for nearly every type of customer engagement. These APIs are focused on the business challenges that a developer is looking to address, allowing our customers to more quickly and easily build better ways to engage with their customers throughout their journey. Our engagement platform also includes a set of APIs that enable developers to embed voice, messaging, video and email capabilities into their applications, and are designed to support almost all the fundamental ways humans communicate, unlocking innovators to address just about any communication market. The Super Network is our software layer that allows our customers’ software to communicate with connected devices globally. It interconnects with communications networks and inbox service providers around the world and continually analyzes data to optimize the quality and cost of communications that flow through our platform. The Super Network also contains a set of APIs giving our customers access to more foundational components of our platform, like phone numbers and session initiation protocol (“SIP”) Trunking.

Our overall strategy is to develop great APIs that developers love. These developers are our champions and bring us “in” to companies of every type, most frequently utilizing our messaging and email tools as an entry point. This “in” motion creates initial relationships with customers of all sizes including major enterprises that allow us to move “up” the software stack and provide those companies with software solutions that address their customer engagement requirements from marketing to sales and support. Today, we offer Twilio Campaigns for marketing, Twilio Flex for customer support and Twilio Verify to onboard and recognize customers. The more strategic nature of these software products also allows us to move up the organization chart, interacting with more senior and strategic purchasers. This “in” and “up” strategy is a motion we work on improving every day. We will also continue to invest aggressively in our platform approach, which prioritizes increasing our reach and scale.

Fiscal 2021 Performance Highlights

In 2021, we continued to grow revenue and diversify our business, both internationally and across different customer sizes, and we achieved the following significant financial and operational results:

•

Revenue of $2.84 billion for the full year 2021, up 61% year-over-year, including $200.9 million from Twilio Segment, and $55.4 million from Zipwhip, Inc. (“Zipwhip”), a leading provider of toll-free messaging in the United States that we acquired in 2021.

•	GAAP loss from operations of $915.6 million for the full year 2021, compared with GAAP loss from operations of $492.9 million for the full year 2020.

•	Non-GAAP income from operations of $2.5 million for the full year 2021, compared with non-GAAP income from operations of $35.7 million for the full year 2020.

•	More than 256,000 Active Customer Accounts as of December 31, 2021 (excluding customer accounts from our Zipwhip business), compared to 221,000 Active Customer Accounts as of December 31, 2020.

Please refer to Appendix A of this proxy statement for a more detailed discussion of how we measure Active Customer Accounts and other key business metrics and for a reconciliation of GAAP loss from operations to non-GAAP income (loss) from operations.

Fiscal 2021 Executive Compensation Highlights

Based on our overall operating environment and these results, our compensation and talent management committee took the following key actions with respect to the compensation of our named executive officers for 2021:

•

Base Salary—At our Chief Executive Officer’s request, our compensation and talent management committee did not increase his base salary from its 2020 level, other than a nominal increase for rounding purposes. We made market adjustments to the base salary of certain other named executive officers, as we continue to move the target total cash compensation of certain named executive officers closer to the market median.

•	Long-Term Incentive Compensation—We granted ongoing long-term incentive compensation opportunities to our named executive officers in the form of time-based stock options to purchase shares of our Class A common stock and time-based RSUs that may be settled for shares of our Class A common stock. Our Chief Executive Officer received an equity award with an aggregate grant date fair value of approximately $13.9 million.

•

No Annual Cash Bonus Program—Since July 1, 2015, we have not maintained a formal annual cash bonus plan for any of our executive officers, including our named executive officers. As described in “Oversight of Executive Compensation Program—Cash Incentives” below, Mr. Boroditsky participates in our sales commission program.

Fiscal 2021 Executive Transitions

Mr. Shipchandler was appointed Chief Operating Officer effective October 27, 2021. Prior to that time, Mr. Shipchandler served as our Chief Financial Officer. Also effective October 27, 2021, Mr. Boroditsky assumed an expanded role in his position as Chief Revenue Officer and subsequently became an executive officer.

Mr. Manor joined as Chief Product Officer as of November 15, 2021. Mr. Chew, our former Chief Product Officer, ceased to be employed by us as of May 17, 2021.

Mr. Wagner joined as Chief Legal Officer on December 13, 2021. Karyn Smith, our former General Counsel, ceased to be an executive officer as of December 15, 2021, but remained an employee of the Company until January 7, 2022.

Mr. Hu resigned as our Chief Operating Officer as of October 27, 2021. Following his resignation, Mr. Hu remained as a strategic advisor until January 3, 2022.

Pay-for-Performance Analysis

We believe our executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. The annual compensation of our executive officers, including our named executive officers, varies from year to year based on our corporate financial and operational results and individual performance. While we do not determine either contingent (“variable”) or “fixed” pay for each named executive officer with reference to a specific percentage of target total direct compensation, consistent with our “pay-for-performance” philosophy, our executive compensation program heavily emphasizes “variable” pay over “fixed” pay.

In 2021, the majority of the target total direct compensation of our Chief Executive Officer consisted of variable pay in the form of long-term incentive compensation opportunities. Fixed pay, primarily consisting of base salary, made up only 1% of our Chief Executive Officer’s target total direct compensation, while variable pay, consisting of long-term incentive compensation in the form of equity awards, made up the remaining 99% of his target total direct compensation. Similar allocations applied to our other executive officers, including each of our other named executive officers. The following charts show the percentages of target variable pay versus target fixed pay for our Chief Executive Officer and our other named executive officers in 2021:

We believe that this approach provides balanced incentives for our executive officers to drive our financial performance and create long-term stockholder value.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. Our compensation and talent management committee evaluates our executive compensation program on at least an annual basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What We Do	What We Don’t Do

Use a Pay-for-Performance Philosophy. The vast majority of our executive officers’ target total direct compensation is directly linked to the performance of our stock price, and beginning in 2022, will align certain elements with the achievement of corporate growth objectives.	No Retirement Plans. We do not currently offer pension arrangements, nonqualified deferred compensation arrangements or retirement plans to our executive officers other than a Section 401(k) retirement plan that is generally available to all our U.S. employees.

Compensation “At Risk.” Our executive compensation program is designed so that a significant portion of our executive officers’ target total direct compensation is equity-based, and therefore “at risk,” to align the interests of our executive officers and stockholders.	No Short-Term Cash Bonus Program or Guaranteed Bonuses. We do not maintain a formal cash bonus program for our executive officers, nor do we provide guaranteed bonuses to our executive officers. As described below, Mr. Boroditsky participates in our sales commission program.

What We Do	What We Don’t Do

“Double-Trigger” Change-in-Control Arrangements. Post-employment compensation arrangements for all current executive officers in the event of a change in control of the Company are “double-trigger” arrangements that require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid. All such payments and benefits are also subject to the execution and delivery of an effective release of claims in our favor.	Limited Perquisites or Other Personal Benefits. We provide limited perquisites and other personal benefits to our executive officers, which, in 2021, consisted of matching contributions to Section 401(k) accounts, and reimbursements for our Chief Executive Officer’s costs incurred in connection with his filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (“HSR”) and related tax gross up and legal fees.

Maintain an Independent Compensation and Talent Management Committee. Our compensation and talent management committee consists solely of independent, non-employee directors.	Limited Tax Payments on Perquisites. Except as otherwise specified, we generally do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits.

Retain an Independent Compensation Advisor. Our compensation and talent management committee has engaged its own independent compensation advisor to provide information, analysis and other advice on executive compensation independent of management.	No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) with respect to payments or benefits contingent upon a change in control of our Company.

Annual Executive Compensation Review. Our compensation and talent management committee conducts an annual review of our compensation strategy, including a review of our compensation peer group used for comparative and benchmarking purposes.	No Hedging. We prohibit our employees, including our executive officers, and the non-employee members of our board of directors from engaging in hedging transactions or certain derivative transactions relating to our securities.

Annual Compensation-Related Risk Assessment. Our compensation and talent management committee reviews, on an annual basis, our compensation-related risk profile.	No Pledging. We prohibit our executive officers and the non-employee members of our board of directors from holding our securities in a margin account or pledging our securities as collateral for a loan.

Stock Ownership Policy. We maintain a robust stock ownership policy for our Chief Executive Officer, our other named executive officers and the non-employee members of our board of directors.	No Special Welfare or Health Benefits. We do not provide our executive officers with any special welfare or health benefit programs, and participation in the employee programs that are standard in our industry sector is on the same basis as all of our full-time employees.

Annual Say-on-Pay Vote on Executive Compensation

Our board of directors has elected to hold an advisory vote on executive compensation on an annual basis (the “Say-on-Pay Vote”), thereby giving our stockholders the opportunity to provide feedback on the compensation of our named executive officers each year. As reported in our current report on Form 8-K filed with the SEC on June 16, 2021, approximately 73% of the votes cast on the proposal expressed support for the compensation program offered to our named executive officers as disclosed in last year’s proxy statement. We will be conducting our annual Say-on-Pay Vote as described in Proposal No. 3 of this proxy statement at the 2022 Annual Meeting of Stockholders. The next Say-on-Pay Vote will be held at our 2023 Annual Meeting of Stockholders.

Commitment to Stockholder Engagement

As we manage our business with a focus on continued innovation and growth, we recognize that our compensation program must balance stockholder perspectives with our ability to retain and attract the highest caliber of talent to help facilitate growth at scale. Our board of directors and our compensation and talent management committee value the stockholder perspectives we receive, through direct engagement as well as through voting decisions, including our annual Say-on-Pay Vote at our annual stockholder meetings, and the compensation-related feedback we receive from stockholders is an important component that informs the compensation and talent management committee’s decision-making process when reviewing our executive compensation programs each year.

We have established a robust stockholder engagement program to help us better understand the perspectives of our stockholders. In 2021, in addition to our standard engagement with stockholders throughout the year, we conducted meetings with several of our large stockholders, with participation from our management team and certain members of our board of directors, including Ms. Rottenberg, the chairperson of our nominating and corporate governance committee, and, until her resignation from our board of directors, Ms. Donio, the former chairperson of our compensation and talent management committee on topics ranging from compensation strategy, to environmental, social and governance matters (“ESG”), including board structure and corporate governance. In addition, our head of investor relations regularly communicates stockholder feedback to senior management and the board of directors for consideration in their decision making.

The 2021 executive compensation program was implemented in early 2021, and the compensation and talent management committee, in connection with input from our full board of directors, determined at that time that our concentration on equity compensation, particularly the grant of equity awards in the form of 50% (by fair value) stock options and 50% (by fair value) RSUs with time-based vesting, is aligned with long-term stockholder value. However, our compensation and talent management committee continues to assess the Company’s equity compensation practices in light of the Company’s continued growth and maturation as well as discussions with stockholders and determined to implement changes to our executive compensation program beginning in 2022 to grant performance-based equity awards as part of our executive compensation program, as discussed in “Evolving our Executive Compensation Program” below.

We believe the addition of performance-based equity awards, as well as other enhancements to our governance practices and disclosures in response to stockholder feedback, such as increasing our stock ownership requirements for directors and executive offices and enhancing our ESG disclosures, have advanced our compensation practices and governance in a manner that both benefits stockholders and continues to align with our strategy and pay philosophy.

Executive Compensation Philosophy

We operate in an extremely competitive market where there is substantial and continuous competition for leadership with the experience and skill to lead in a dynamic and innovative industry. Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance and aligning the compensation of our executive officers with the long-term interests of our stockholders. Consistent with this philosophy, we designed our executive compensation program to achieve the following primary objectives:

•	attract, motivate, incentivize and retain employees at the executive level who contribute to our long-term success;

•	provide compensation packages to our executive officers that are competitive and reward the achievement of our business objectives; and

•

effectively align our executive officers’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Because we do not have a cash bonus program for our executive officers, generally, our compensation and talent management committee has sought to set base salaries at the higher end of the competitive market range to provide what it believes to be reasonable cash compensation levels and will serve to attract and retain our executive officers. Further, our compensation and talent management committee tends to weight the target total direct compensation opportunities of our executive officers more heavily towards equity compensation. We understand the importance of linking the individual performance of our executive officers and the financial and operational performance of our company to our overall executive compensation program. We believe our strong focus on, and heavy weighting toward, equity compensation supports that philosophy and has worked to align our executive compensation with the interests of our stockholders. However, we continue to review the current equity compensation trends as well as the feedback from our stockholders in regard to our executive compensation program.

Evolving our Executive Compensation Program

In March 2022, in addition to granting time-based restricted stock unit awards to our named executive officers, our compensation and talent management committee also granted performance-based restricted stock unit awards. The performance-based awards vest based on the achievement of certain goals over specified performance periods, including year-over year organic revenue growth rates and non-GAAP operating profit, and are intended to further align the interests of our named executive officers and our stockholders.

Oversight of Executive Compensation Program

Role of the Compensation and Talent Management Committee

Our compensation and talent management committee discharges many of the responsibilities of our board of directors relating to the compensation of our executive officers, including our named executive officers, and the non-employee members of our board of directors (as described further in “Board of Directors and Corporate Governance—Non-Employee Director Compensation” above). Our compensation and talent management committee has overall responsibility for overseeing our compensation structure, policies and programs generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our executive officers. Our compensation and talent management committee also oversees the annual evaluation of our executive officers, including our named executive officers, for the prior fiscal year and has the authority to retain, and has retained, an independent compensation consultant to provide support to the committee in its review and assessment of our compensation programs.

Compensation-Setting Process

Our compensation and talent management committee determines the target total direct compensation opportunities for our executive officers, including our named executive officers. Our compensation and talent management committee does not use a single method or measure in developing its recommendations, nor does it establish one specific target for the total direct compensation opportunities of our executive officers. Rather, it retains flexibility to pay our executive officers within certain ranges. Nonetheless, our compensation and talent management committee generally begins its deliberations on cash and equity compensation levels with reference to various percentile levels for cash compensation and target total direct compensation as reflected in competitive market data, with an intended result of weighting compensation more heavily towards equity compensation.

When formulating its recommendations for the amount of each compensation element and approving each compensation element and the target total direct compensation opportunity for our executive officers, our compensation and talent management committee considers the following factors:

•	our performance against the financial and operational objectives established by our compensation and talent management committee and our board of directors;

•	our financial performance relative to our compensation peer group;

•	the compensation levels and practices of our compensation peer group;

•

each individual executive officer’s skills, experience and qualifications relative to other similarly situated executives at the companies in our compensation peer group and in selected broad-based compensation surveys;

•	our desire to retain experienced and talented executives in a highly competitive market;

•	the scope of each individual executive officer’s role compared to other similarly situated executives at the companies in our compensation peer group and in selected broad-based compensation surveys;

•

the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and ability to work as part of a team, all of which reflect our core values;

•	compensation parity among our individual executive officers; and

•	the recommendations provided by our Chief Executive Officer with respect to the compensation of our other executive officers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable. Our compensation and talent management committee reviews the base salary levels and long-term incentive compensation opportunities of our executive officers, including our named executive officers, each fiscal year at the beginning of the year, or more frequently as warranted. Long-term incentive compensation is granted on a regularly-scheduled basis, as described in “Other Compensation Policies and Practices—Equity Awards Grant Policy” below.

Role of Chief Executive Officer

In discharging its responsibilities, our compensation and talent management committee consults with members of our management, including our Chief Executive Officer. Our management assists our compensation and talent management committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. Our compensation and talent management committee solicits and reviews our Chief Executive Officer’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers, other than with respect to his own compensation.

Our compensation and talent management committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and considers them as one factor in determining the compensation for our executive officers, including our other named executive officers. Our Chief Executive Officer recuses himself from all deliberations and determinations regarding his own compensation.

Role of Compensation Consultant

Our compensation and talent management committee engages an external independent compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2021, our compensation and talent management committee engaged Compensia as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our executive officers, the selection of our compensation peer group, and data analysis. For 2021, the scope of Compensia’s engagement included:

•	researching, developing and reviewing our compensation peer group;

•	reviewing and analyzing the compensation for our executive officers, including our named executive officers;

•	supporting the design and implementation of changes to our executive long-term incentive strategy;

•	reviewing and providing input on the Compensation Discussion and Analysis section of our proxy statement for our 2021 Annual Meeting of Stockholders;

•	reviewing and analyzing the compensation of the non-employee members of our board of directors;

•	reviewing short-term incentive compensation practices and considerations;

•	reviewing peer group executive incentive compensation practices;

•	reviewing peer group executive severance and change in control practices;

•	reviewing our executive compensation philosophy;

•	conducting a compensation risk assessment;

•	advising regarding non-employee director compensation; and

•	supporting other ad hoc matters throughout the year.

The terms of Compensia’s engagement included reporting directly to our compensation and talent management committee and to our compensation and talent management committee chairperson. Compensia also coordinated with our management for data collection and job matching for our executive officers and provided data and analyses in connection with the review of our equity strategy. In 2021, Compensia did not provide any other services to us. In March 2021, our compensation and talent management committee evaluated Compensia’s independence pursuant to NYSE and LTSE Listing Standards and the relevant SEC rules and determined that no conflict of interest had arisen as a result of the work performed by Compensia.

Use of Market Data

For purposes of comparing our executive compensation against the competitive market, our compensation and talent management committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of industry, revenue and market capitalization.

Our compensation and talent management committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group, and input from its compensation consultant. Accordingly, the peer group that was used for comparative purposes for 2021 was approved in September 2020.

In developing the compensation peer group for 2021, the following criteria were evaluated in identifying comparable companies:

•	similar industry and competitive market for talent;

•	within a range of 0.5x to 2.0x of our projected revenue for the following four fiscal quarters (as of August 2020); and

•	within a range of 0.25x to 4.0x of our then-market capitalization.

In September 2020, the compensation and talent management committee reviewed our compensation peer group and, upon the recommendation of its compensation consultant, added Ansys, Coupa Software, Fortinet, Intuit, Synopsys and The Trade Desk to the compensation peer group and removed Dropbox, Guidewire Software, Hubspot, New Relic, Paylocity Holding, Proofpoint and Zendesk. The peer group for 2021, which was approved by the compensation and talent management committee in September 2020, consisted of the following companies:

Ansys	Intuit	Shopify	VeriSign
Arista Networks	Okta	Slack Technologies	Workday
Autodesk	Palo Alto Networks	Splunk	Zoom Video
Coupa Software	Paycom Software	Synopsys
DocuSign	RingCentral	The Trade Desk
Fortinet	ServiceNow	Veeva Systems

Our compensation and talent management committee uses data drawn from our compensation peer group, as well as data from the Radford Global Technology executive compensation survey (the “Radford Survey”), to evaluate the competitive market when formulating its recommendation for the total direct compensation packages for our executive officers, including base salary and long-term incentive compensation opportunities. The Radford Survey provides compensation market intelligence and is widely used within the technology industry.

In addition, subsets of the Radford Survey were incorporated into the competitive assessment prepared by Compensia and used by our compensation and talent management committee to evaluate the compensation of our executive officers. Specifically, our compensation and talent management committee received a custom report of survey results reflecting only companies from our compensation peer group in addition to survey results tailored solely based on revenue. The Radford Survey data supplements the compensation peer group data and provides additional information for our named executive officers and other executive positions for which there is less comparable public data available.

Individual Compensation Elements

In 2021, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Compensation Element	Objective
Base Salary	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance.

Long-Term Incentives	Equity awards in the form of stock options to purchase shares of our Class A common stock and RSUs that may be settled for shares of our Class A common stock	Designed to align the interests of our executive officers and our stockholders by motivating them to achieve long-term stockholder value creation. Also designed to achieve our retention objectives for our executive officers.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our named executive officers, and is an important element of compensation intended to attract and retain highly talented individuals.

Using the competitive market data provided by its compensation consultant, our compensation and talent management committee reviews and develops recommendations for adjusting the base salaries for each of our executive officers, including our named executive officers, as part of its annual executive compensation review. In addition, the base salaries of our executive officers may be adjusted by our compensation and talent management committee in the event of a promotion or significant change in responsibilities.

Generally, our compensation and talent management committee sets base salaries with reference to various percentile levels of the competitive range of our compensation peer group and applicable executive compensation survey data. Since our initial public offering, we have evaluated the base salaries of our executive officers in the context of establishing their total cash compensation at levels that are consistent with the target total cash compensation of executive officers holding comparable positions at public companies.

In 2021, consistent with the recommendation of our Chief Executive Officer, our compensation and talent management committee determined to increase the base salaries of our executive officers other than our Chief Executive Officer. In making these decisions, our compensation and talent management committee considered the current risks and challenges facing our company, our decision to forego the adoption of an annual cash bonus program, its objective of gradually positioning the target total cash compensation of our executive officers at levels that are more consistent with those of a public company in our industry, as well as the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above. We recognize that our Chief Executive Officer’s base salary is significantly lower than the peer group median, despite his success in the role and our willingness to pay him a market-based salary. However, at our Chief Executive Officer’s request to weight more of his target total direct compensation to variable pay in the form of long-term incentive compensation, our compensation and talent management committee determined to maintain his base salary at its 2019 and 2020 levels, other than a nominal increase for rounding purposes.

The base salaries of our named executive officers for 2020 and 2021 (effective January 1, 2021) were as follows:

Named Executive Officer	2020 Base Salary	2021 Base Salary
Mr. Lawson	$133,700	$134,000
Mr. Shipchandler(1)	$624,000	$1,100,000
Mr. Boroditsky(2)	—	$500,000
Mr. Manor(3)	—	$900,000
Mr. Wagner(4)	—	$600,000
Mr. Hu(5)	$671,000	$738,000
Mr. Chew(6)	$462,000	$508,000

(1)

In connection with Mr. Shipchandler’s appointment as Chief Operating Officer in October 2021, his base salary increased. The table reflects his increased base salary as of December 31, 2021, and his total salary compensation received for 2021 is reflected in the “Summary Compensation Table” below.

(2)

Mr. Boroditsky was not an executive officer in 2020. Mr. Boroditsky’s base salary increased in connection with his appointment to an expanded role in his position as Chief Revenue Officer in October 2021. The table reflects his increased base salary as of December 31, 2021, and his total salary compensation received for 2021 is reflected in the “Summary Compensation Table” below. In addition, as Mr. Boroditsky’s responsibilities are focused on sales, his total compensation received for 2021 includes sales commissions, as described in “Cash Incentives” and reflected in the “Summary Compensation Table” below. On April 28, 2022, Mr. Boroditsky notified us of his intention to resign from his position as Chief Revenue Officer, effective immediately. Mr. Boroditsky’s last day of employment will be August 19, 2022.

(3)

Mr. Manor joined us as Chief Product Officer in November 2021 and his base salary was established at that time. Mr. Manor’s prorated salary for 2021 is reflected in his salary compensation in the “Summary Compensation Table” below.

(4)

Mr. Wagner joined us as Chief Legal Officer in December 2021 and his base salary was established at that time. Mr. Wagner’s prorated salary for 2021 is reflected in his salary compensation in the “Summary Compensation Table” below.

(5)	Mr. Hu resigned as Chief Operating Officer effective October 2021 and remained employed as a strategic advisor through fiscal year 2021.

(6)	Mr. Chew’s employment with the Company ended effective May 17, 2021.

The actual base salaries paid to our named executive officers in 2021 are set forth in the “Summary Compensation Table” below.

Cash Incentives

As our Chief Revenue Officer, Mr. Boroditsky’s responsibilities are focused on sales and his compensation includes participation in our sales commission plan (the “Sales Commission Plan”) with terms that are aligned with the results achieved by our global sales team.

For fiscal 2021, after considering competitive market data in consultation with a leading third-party consultancy for sales compensation, Mr. Boroditsky’s commission opportunity for fiscal 2021 was determined to be equal to 100% of his annual base salary, consistent with his opportunity for the prior fiscal year. The Sales Commission Plan is designed to reward Mr. Boroditsky based on annual performance of total estimated annual recurring revenue (“eARR”), software eARR and company revenue metrics, paid monthly. Mr. Boroditsky’s monthly payouts are based on performance against the annual target, additive, with no cap. The performance target levels for Mr. Boroditsky were designed to be challenging to achieve. The Sales Commission Plan and performance criteria are evaluated annually with an eye to reducing risks while appropriately incentivizing performance.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our named executive officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted by our compensation and talent management committee on a regularly-scheduled basis, as described in “Other Compensation Policies and Practices—Equity Awards Grant Policy” below. The amount and forms of such equity awards are determined by our compensation and talent management committee after considering the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities that are competitive with the compensation opportunities offered by the companies in our compensation peer group and Radford Survey data for similar roles and positions for each of our executive officers, taking into consideration the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above.

In 2021, our compensation and talent management committee determined that the equity awards to be granted to our executive officers should be in the form of time-based stock options to purchase shares of our Class A common stock and time-based RSUs that may be settled for shares of our Class A common stock. Our compensation and talent management committee determined to grant equity awards in the form of 50% (by fair value) stock options and 50% (by fair value) time-based RSUs. Stock options only have value if our stock price appreciates above the exercise price thereof. Both stock options and RSUs have retention value over the vesting period. In determining the size of the individual grants to our executive officers, our compensation and talent management committee considered the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above, with emphasis on our exceptional growth in size and revenue during 2020. In addition, our compensation and talent management committee focused on the fact that many of our executive officers are in high demand in the market due, in part, to our excellent performance in 2020. Therefore, our compensation and talent management committee considered how best to retain our talent. In determining the size of the equity grants made to our Chief Executive Officer, the compensation and talent management committee also factored in Mr. Lawson’s relatively low base salary.

After consideration of these factors, our compensation and talent management committee determined to grant equity awards to our executive officers with a value in the range of the 70th percentile to the 85th percentile of our peer group range. Our compensation and talent management committee determined that the value of these awards was appropriate and necessary to sufficiently reward exceptional performance, to motivate our executive officers for continued effort to create value for our stockholders and to help ensure retention in a competitive market. Importantly, our compensation and talent management committee also determined to maintain the prior deviation from the historic vesting schedules for executive awards to balance the magnitude of the awards, and also to motivate long-term retention and team stability. Therefore, the stock options and RSUs granted to our executive officers in February 2021 vest over four years with 33% vesting in equal quarterly installments between the first and second anniversaries of the vesting commencement date of December 31, 2020, 33% vesting in equal quarterly installments between the second and third anniversaries of the vesting commencement date of December 31, 2020 and 34% vesting in equal quarterly installments between the third and fourth anniversaries of the vesting commencement date of December 31, 2020, subject to the executive’s continued employment with us. In addition to the February 2021 grants, our compensation and talent management committee also granted equity awards to certain executive officers in 2021 in connection with new hires and promotions with specific vesting schedules, as described further in “Executive Compensation—Additional Executive Officer Awards” and “Executive Compensation—Grants of Plan-Based Awards Table” below.

After considering the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above, our compensation and talent management committee approved the following equity awards in February 2021 for our then-existing named executive officers in 2021 as part of its annual executive compensation review:

Named Executive Officer	Stock Options to Purchase Shares of Class A Common Stock (number of shares)	Time-Based RSUs (number of shares)	Aggregate Grant Date Fair Value ($)(1)
Jeff Lawson	34,132	18,345	13,927,474
Khozema Shipchandler(2)	18,126	9,742	7,396,184
George Hu	18,126	9,742	7,396,184
Chee Chew(3)	18,126	9,742	7,396,184

(1)

The amounts reported in this column represent the aggregate grant date fair value of the RSUs and stock options granted to the named executive officer in the fiscal year ended December 31, 2021, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 22, 2022. The amounts reported in this column reflect the accounting cost for these RSUs and stock options and do not correspond to the actual economic value that may be received by the named executive officers upon the vesting or settlement of the RSUs or the exercise of the stock options or sale of the shares of common stock underlying such stock options.

(2)

In connection with his appointment as Chief Operating Officer in October 2021, Mr. Shipchandler also received (1) a one-time stock option award with a grant date fair value of $2,303,576 and (2) a one-time restricted stock unit award with a grant date fair value of $2,231,126. Please see “Summary Compensation Table” and “Grants of Plan-Based Awards Table” for additional information.

(3)	Mr. Chew’s employment at Twilio ended effective May 17, 2021. All unvested RSUs and unvested stock options expired immediately upon termination.

Additional Executive Officer Awards

Mr. Manor received a (1) one-time stock option award with a grant date fair value of $8,098,119 and (2) one-time restricted stock units award with a grant date fair value of $33,687,986 in connection with his commencement of employment with us in November 2021. The shares subject to the option vest over four years in equal monthly installments, and the RSUs vest over four years, with 1/16th of the RSUs vesting on February 15, 2022 and the remaining RSUs vesting in equal quarterly installments, in each case subject to continued employment with us.

Mr. Boroditsky received a (1) one-time stock option award with a grant date fair value of $5,158,566 and (2) one-time restricted stock units award with a grant date fair value of $5,131,560 in connection with his expanded role in his position as Chief Revenue Officer in October 2021. The shares subject to this option vest in 24 equal monthly installments, and the RSUs vest over two years, with 1/8th of the RSU vesting on November 15, 2021 and the remaining RSUs vesting in equal quarterly installments, in each case subject to continued employment with us. On April 28, 2022, Mr. Boroditsky notified us of his intention to resign from his position as Chief Revenue Officer, effective immediately. Mr. Boroditsky’s last day of employment will be August 19, 2022 and the unvested portion of his stock option and RSUs will cease vesting and be cancelled as of such date.

Mr. Shipchandler also received (1) a one-time stock option award with a grant date fair value of $2,303,576 and (2) a one-time restricted stock unit award with a grant date fair value of $2,231,126 in connection with this appointment as Chief Operating Officer, with vesting schedules consistent with his February 2021 awards. Mr. Wagner commenced employment with us in December 2021 and did not receive any equity awards in fiscal 2021, but was granted a new hire RSU award in January 2022 in accordance with his employment offer letter. Please see “Summary Compensation Table,” “Grants of Plan-Based Awards Table” and “Employment Agreements or Offer Letters with Named Executive Officers” below for additional information.

Stock Options

We believe that stock options provide a strong reward for growth in the market price of our common stock as their entire value depends on future stock price appreciation, as well as a strong incentive for our executive officers to remain employed with our Company as they require continued service to our Company through the vesting period. In 2021, the stock options to purchase shares of our Class A common stock that were granted by our compensation and talent management committee generally had a 10-year term. To balance retention and incentive dynamics for the stock option grants made in February 2021, the vesting schedule for such grants were set as follows: 33% of the shares subject to the stock option vest in equal quarterly installments between the first and second anniversaries of the “vesting commencement date” (December 31, 2020), 33% of the shares subject to the stock option vest in equal quarterly installments between the second and third anniversaries of the vesting commencement date and 34% of the shares subject to the stock option vest in equal quarterly installments between the third and fourth anniversaries of the vesting commencement date, subject to continued employment through each such vesting date. The options subject to Mr. Borodistky’s October 2021 grant expire three years from the date of his separation from service due to termination by the company without Cause or by Mr. Boroditsky for Good Reason, as those terms are defined in the Boroditsky Letter (as defined below), or 10 years from the date of the grant, whichever comes first.

Stock options granted by our compensation and talent management committee to newly-hired executives generally have had a 10-year term and generally vested as to 25% of the shares subject to the stock option on the first anniversary of the employment commencement date and 1/48th of the shares subject to the stock option each month thereafter for the following three years, subject to continued service through each such vesting date. Effective February 1, 2022, and applicable retrospectively to affected employees, stock options previously granted to our executive officers vest in equal monthly installments from the applicable vesting commencement date, subject to the executive’s continued employment with us. Please see “Summary Compensation Table” and “Grants of Plan-Based Awards Table” below for additional information.

Time-Based RSUs

We believe time-based RSUs also provide a strong retention incentive for our executive officers, provide a moderate reward for growth in the value of our Class A common stock and, because they use fewer shares than stock options, are less dilutive to our stockholders. In 2021, similar to the stock option grants, in order to balance retention and incentive dynamics for the time-based RSU grants that may be settled in shares of our Class A common stock, the vesting schedule for such grants were set as follows: 33% of the shares subject to the award vest in equal quarterly installments between the first and second anniversaries of the “vesting commencement date” (December 31, 2020), 33% of the shares subject to the award vest in equal quarterly installments between the second and third anniversaries of the vesting commencement date and 34% of the shares subject to the award vest in equal quarterly installments between the third and fourth anniversaries of the vesting commencement date, subject to continued employment through each such vesting date.

Time-based RSUs that may be settled in shares of our Class A common stock that were granted by our compensation and talent management committee to newly-hired executives generally vested as to 25% of the shares subject to the award on the first anniversary of the first August 15, November 15, February 15 or May 15 to occur following the employment commencement date and 1/16th of the shares subject to the award each quarter thereafter for the following three years, subject to continued employment through each such vesting date. Effective February 1, 2022, and applicable retrospectively to affected employees, RSUs granted to new executive officers vest in equal quarterly installments from the applicable vesting commencement date, subject to the executive’s continued employment with us.

The equity awards granted to our named executive officers in 2021 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” below.

Health and Welfare Benefits

Our executive officers, including our named executive officers, are eligible to receive the same employee benefits that are generally available to all of our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include our medical, dental and vision insurance and life and disability insurance plans. In structuring these benefit plans, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.

In addition, we maintain a tax-qualified Section 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to the applicable annual limits set forth in the Internal Revenue Code of 1986, as amended (the “Code”). In 2021, we matched 50% of the first 6% of contributions by plan participants, subject to annual contribution limits set forth in the Code. We have the ability to make discretionary contributions to the Section 401(k) plan but have not done so to date. The Section 401(k) plan is intended to be qualified under Section 401(a) of the Code with the plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the Section 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the Section 401(k) plan.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our named executive officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to award long-standing service to us, to make our executive officers more efficient and effective and for recruitment and retention purposes.

During 2021, none of our named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, except for Mr. Lawson, our Chief Executive Officer, for whom we paid $3,350 for our matching contributions to his Section 401(k) account in 2021, and his $280,000 filing fee under HSR, as well as $5,595 and $275,335, respectively, for the related legal fees and tax gross-up. We believe that reimbursing our Chief Executive Officer for the HSR filing fee and its related legal fees and tax consequences was consistent with our decision to continue to compensate him almost entirely through equity-compensation arrangements. Absent this regulatory filing, our Chief Executive Officer would not be able to participate in our long-term incentive compensation program and, therefore, we determined that it was appropriate for us to reimburse him for this filing fee and any related tax liabilities.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation and talent management committee.

Post-Employment Compensation Arrangements

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executive officers. In connection with our initial public offering in 2016, we adopted an executive severance plan (as amended and restated in June 2017, the “Amended and Restated Executive Severance Plan”) to provide more standardized severance payments and benefits to our executive officers. In March 2018, we divided our Amended and Restated Executive Severance Plan into three separate plans, which we further amended in March 2022. Our three plans currently apply to our Chief Executive Officer (the “CEO Severance Plan”), our key executive officers and senior vice-president level employees (the “Key Executive Severance Plan”, together with our CEO Severance Plan, the “Executive Severance Plans”) and our vice president-level employees (the “VP Severance Plan”). Our Chief Executive Officer participates in the CEO Severance Plan and our other named executive officers participate in the Key Executive Severance Plan.

The Executive Severance Plans, as discussed in more detail in “Potential Payments Upon Termination or Change in Control—Executive Severance Plans” below are designed to help ensure the continued service of key executive officers in the event of a potential acquisition, to provide reasonable compensation to executive officers who leave our employ under specified circumstances and to align the interests of our executive officers and our stockholders when considering our long-term future.

We believe that the severance payments and benefits provided to our executive officers under the Executive Severance Plans are appropriate in light of the post-employment compensation protections available to similarly-situated executive officers at companies in our compensation peer group and are an important component of each executive officer’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections.

We also believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. In order to encourage them to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with the opportunity to receive additional severance protections during a change in control protection period. In addition, we provide additional payment and benefit protections if an executive officer voluntarily terminates employment with us for good reason in connection with a change in control of our Company, because we believe that a voluntary termination of employment for good reason is essentially equivalent to an involuntary termination of employment by us without cause. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing potential corporate transactions that are in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.

To protect our Company’s interests, we require all participants of the Executive Severance Plans to sign a standard form of general release in favor of the Company prior to receiving any severance payments or benefits under the applicable plan.

In addition, under the Executive Severance Plans, all payments and benefits provided in the event of a change in control of the Company are payable only if there is a qualifying loss of employment by a named executive officer (commonly referred to as a “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if the vesting of equity awards accelerated automatically as a result of the transaction.

We do not provide excise tax payments (or “gross-ups”) relating to a change in control of our Company and have no such obligations in place with respect to any of our named executive officers.

For detailed descriptions of the post-employment compensation arrangements we maintain with our named executive officers, as well as an estimate of the potential payments and benefits payable to our named executive officers under their post-employment compensation arrangements, see “Employment Agreements or Offer Letters with Named Executive Officers” and “Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies and Practices

Equity Awards Grant Policy

Under our Amended and Restated Equity Award Grant Policy, we generally grant equity awards on a regularly scheduled basis to enhance the effectiveness of our internal control over our equity award grant process and to alleviate several of the burdens related to accounting for such equity awards, as follows:

•

Any grants of equity awards made in conjunction with the hiring of a new employee or the promotion of an existing employee will be made, if at all, regularly (either monthly or quarterly) and will be effective on the date such grant is approved by our board of directors or our compensation and talent management committee or such future date as is approved by our board of directors or our compensation and talent management committee. In no event will the effective date of an equity award made in conjunction with the hiring of a new employee precede the first date of employment.

•

Any grants of equity awards to existing employees (other than in connection with a promotion) will generally be made, if at all, on an annual or quarterly basis. Any such annual or quarterly grant will be effective on the date on which such grant is approved or such future date as is approved by our board of directors or our compensation and talent management committee.

•

All equity awards will be priced on the effective date of the award. The exercise price of all stock options will be equal to the closing market price on The New York Stock Exchange of one share of our Class A common stock on the effective date of grant, or, if no closing price is reported for such date, the closing price on the last day preceding such date for which a closing price is reported. If the grant of restricted stock or of RSUs is denominated in dollars, the number of shares of restricted stock or RSUs that are granted will generally be calculated by dividing the dollar value of the approved award by the average closing market price on The New York Stock Exchange of one share of our Class A common stock over the trailing 30-day period ending (i) five business days immediately prior to the effective date of grant for grants made pursuant to offer letters or award letters issued April 1, 2019 or later or (ii) on the last day of the month immediately prior to the month of the grant date for grants made pursuant to offer letters or award letters issued prior to April 1, 2019, with such total number of shares to be granted per recipient rounded up to the nearest whole share.

•

Our board of directors or our compensation and talent management committee may delegate to a committee comprising at least two of our executive officers all or part of the authority with respect to the granting of certain equity awards to employees (other than to such delegates), subject to certain limitations and requirements. Our board of directors and compensation and talent management committee have currently delegated authority to a subcommittee consisting of our Chief Operating Officer, Chief People Officer, Chief Legal Officer and Senior Vice President, Finance, to grant, without any further action required by the compensation and talent management committee, equity awards to all employees, except our executive officers, senior vice presidents and vice presidents. The purpose of this delegation of authority is to enhance the flexibility of equity award administration and to facilitate the timely grant of equity awards to non-management employees, particularly new employees, within specified limits approved from time to time by the compensation and talent management committee. As part of its oversight function, the compensation and talent management committee will review the list of grants made by the subcommittee at each regularly scheduled in-person meeting.

Death Equity Acceleration Policy

In December 2020, the compensation and talent management committee approved a policy providing that upon the termination due to death of an employee’s or non-employee director’s employment or other service relationship with the Company or any of its subsidiaries, any then outstanding equity awards held by the individual that vest solely based on continued employment or service will automatically receive two years of supplemental vesting. The policy applies both to awards granted prior to the adoption of the policy, as well as awards granted thereafter.

Policy Prohibiting Hedging and Pledging of Equity Securities

Our Amended and Restated Insider Trading Policy prohibits our employees, including our executive officers, and the non-employee members of our board of directors from engaging in any short sale and from buying or selling puts, calls, other derivative securities or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to our securities, at any time. In addition, our Insider Trading Policy prohibits our employees, including our executive officers, and the non-employee members of our board of directors from using our securities as collateral in a margin account or from pledging our securities as collateral for a loan. Mr. Chew, our former Chief Product Officer, ceased to be employed by us as of May 17, 2021 and entered into pledging arrangements after his employment ceased with us.

Stock Ownership Policy

To further align the interests of our executive officers with those of our stockholders and to promote a long-term perspective in managing our Company, in April 2018, we adopted a stock ownership policy for our Chief Executive Officer and executive officers subject to Section 16 of the Exchange Act (“Section 16 Officers”), including each of our named executive officers. We amended and restated this stock ownership policy in September 2020 and in March 2022. In March 2022, we revised the stock ownership policy to, among other things, increase the salary-multiple for our named executive officers (other than our Chief Executive Officer) from one time to three times his or her annual base salary, eliminate pre-established share number thresholds, and eliminate vested but unexercised in-the-money options from the share ownership calculation.

Our stock ownership policy, as amended, requires each named executive officer to acquire and hold a number of shares of our common stock equal in value to a multiple of such named executive officer’s annual base salary until he or she ceases to be our Chief Executive Officer or a Section 16 Officer, as applicable. The multiple for our Chief Executive Officer is six times his annual base salary and the multiple for our other named executive officers is three times his or her annual base salary. For purposes of our stock ownership policy, we only count directly and beneficially owned shares, including shares purchased through our ESPP or Section 401(k) Plan, if applicable, and shares underlying vested RSUs that are held or deferred. Each named executive officer has five years from the later of his or her designation as our Chief Executive Officer or Section 16 Officer, as applicable, or from the original effective date of the policy to obtain the required ownership level.

Compensation Recovery Policy

We intend to adopt a compensation recovery (“clawback”) policy once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Under Section 162(m) of the Internal Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although our compensation and talent management committee will continue to consider tax implications as one factor in determining executive compensation, it also looks at other factors in making its decisions and retains the flexibility to provide compensation for our executive officers in a manner consistent with the goals of our executive compensation program and the best interests of our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m).

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Internal Revenue Code

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards, and we have structured all such arrangements and awards in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code. For our non-employee directors, we provide a Non-Employee Directors’ Deferred Compensation Program, which has been structured to comply with the applicable requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date fair value of these awards. This cost is recognized as an expense following the straight-line attribution method over the requisite service period. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from such awards.

Compensation Risk Assessment

In consultation with management and Compensia, our compensation and talent management committee’s independent compensation consultant, in March 2021, our compensation and talent management committee assessed our compensation plans, policies and practices for named executive officers and other employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on us. This risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our performance goals and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. Our compensation and talent management committee conducts this assessment annually.

Summary Compensation Table

The following table provides information regarding the total compensation, for services rendered in all capacities, that was paid to or earned by our named executive officers during the fiscal years ended December 31, 2019, 2020 and 2021.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)		Option awards ($)(1)		Non- equity incentive compensation ($)		All other compensation ($)		Total ($)
Jeff Lawson	2021	133,990		6,926,889		7,000,586		—		564,280	(2)	14,625,745
Chief Executive Officer and Chairperson	2020	133,700	—	6,753,009		6,741,058		—		159,105	(3)	13,786,872
	2019	133,700	—	5,670,863		6,068,675		—		419,338	(4)	12,292,576

Khozema Shipchandler(5)	2021	744,362	—	5,909,608	(6)	6,021,278	(6)	—		6,736	(2)	12,682,764
Chief Operating Officer and Principal Financial Officer	2020	622,465	—	3,452,811		3,446,740		—		8,525	(3)	7,530,541
	2019	567,000	—	—		—		—		7,000	(4)	574,000

Eyal Manor(7) Chief Product Officer	2021	86,538	—	33,687,986	(8)	8,098,119	(8)	—		2,077	(2)	41,874,814

Marc Boroditsky(9) Chief Revenue Officer	2021	473,600	—	7,737,831		7,765,427		597,503	(10)	6,777	(2)	16,581,138

Dana R. Wagner(11) Chief Legal Officer	2021	11,538	250,000	—		—		—		—		261,569

George Hu	2021	735,681	—	3,678,482		3,717,702		—		4,845	(2)	8,137,490
Former Chief Operating Officer	2020	669,358	—	3,445,617		3,439,574		—		9,650	(3)	7,564,199
	2019	610,000	—	3,780,539		4,045,783		—		7,696	(4)	8,444,018

Chee Chew(12)	2021	205,515	—	3,678,482	(13)	3,717,702	(13)	—		4,845	(2)	7,606,825
Former Chief Product Officer	2020	460,869	—	4,292,780		4,285,209		—		10,357	(3)	9,049,215
	2019	395,769	—	9,445,072		13,787,047		—		7,000	(4)	23,634,888

(1)

The amounts reported in this column represent the aggregate grant date fair value of the RSUs or stock options, as applicable, awarded to the named executive officers in the fiscal years ended December 31, 2019, 2020 and 2021, as applicable, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 22, 2022. The amounts reported in this column reflect the accounting cost for RSUs or stock options, as applicable, and do not correspond to the actual economic value that may be received by the named executive officers upon the vesting or settlement of the RSUs or upon exercise of the stock options or sale of the shares of common stock underlying such stock options.

(2)

For Mr. Lawson, consists of a reimbursement from us for a $280,000 filing fee incurred under HSR related to Mr. Lawson’s stock ownership and $5,595 and $275,335, respectively, for the related legal fees and tax gross-up, as well as $3,350 for our matching contributions to his Section 401(k) account in 2021. For Messrs. Shipchandler, Manor, Boroditsky, Hu and Chew, consists of our Section 401(k) matching contributions to their respective Section 401(k) accounts in 2021.

(3)

For Mr. Lawson, consists of $113 for supplemental long-term disability insurance premiums, $3,358 for our matching contributions to his Section 401(k) account in 2020, $600 for a work from home stipend and $155,034 for personal security costs related to increased potential unrest around the 2020 presidential election. For Mr. Shipchandler, consists of $300 for supplemental long-term disability insurance premiums, $7,365 for our matching contributions to his Section 401(k) account in 2020, $600 for a work from home stipend, $200 for a tax related stipend and $60 for a gym and wellness reimbursement. For Mr. Hu, consists of $300 for supplemental long-term disability insurance premiums, $8,550 for our matching contributions to his Section 401(k) account in 2020, $600 for a work from home stipend and $200 for a tax related stipend. For Mr. Chew, consists of $300 for supplemental long-term disability insurance premiums, $8,550 for our matching contributions to his Section 401(k) account in 2020, $600 for a work from home stipend, $200 for a tax related stipend and $707 for a trip related reward payment.

(4)

For Mr. Lawson, consists of a reimbursement from us for a $280,000 filing fee incurred under HSR related to Mr. Lawson’s stock ownership, $6,723 and $128,517, respectively, for the related legal fees and tax gross-up, $730 for supplemental long-term disability insurance premiums, as well as $3,368 for our matching contributions to his Section 401(k) account in 2019. For Mr. Shipchandler, consists of $7,000 for our matching contributions to his Section 401(k) account in 2019. For Mr. Hu, consists of $696 for supplemental long-term disability insurance premiums, as well as $7,000 for our matching contributions to his Section 401(k) account in 2019. For Mr. Chew, consists of $7,000 for our matching contributions to his Section 401(k) account in 2019.

(5)	The table reflects Mr. Shipchandler’s increased base salary and additional equity awards in connection with his appointment as Chief Operating Officer in October 2021.

(6)

This amount includes one-time equity awards in connection with Mr. Shipchandler’s appointment as Chief Operating Officer as follows: (a) RSUs with a grant date fair value of $2,231,126 and (b) options with a grant date fair value of $2,303,576.

(7)

Mr. Manor was appointed our Chief Product Officer effective November 15, 2021 and an executive officer effective December 15, 2021. He was not employed by us in 2019 and 2020. Mr. Manor’s 2021 base salary was prorated to his employment start date.

(8)	This amount reflects a one-time new hire equity award pursuant to Mr. Manor’s employment offer letter. For more information, see “Grants of Plan-Based Awards Table” below.

(9)

Mr. Boroditsky was appointed an executive officer effective December 15, 2021 and was not a named executive officer in 2019 and 2020. On April 28, 2022, Mr. Boroditsky notified us of his intention to resign from his position as Chief Revenue Officer, effective immediately. Mr. Boroditsky’s last day of employment will be August 19, 2022.

(10)	This amount reflects commissions Mr. Boroditsky received in 2021 pursuant to our Sales Commission Plan.

(11)

Mr. Wagner was appointed our Chief Legal Officer effective December 13, 2021 and an executive officer effective December 15, 2021. He was not employed by us in 2019 and 2020. Mr. Wagner received a one-time sign-on bonus of $250,000, and his 2021 base salary was prorated to his employment start date.

(12)

Mr. Chew was appointed our Chief Product Officer on January 14, 2019 and resigned effective May 17, 2021. Mr. Chew’s 2019 and 2021 base salaries were prorated for the portion of 2019 and 2021, respectively, during which he was employed by us.

(13)	All equity awards granted to Mr. Chew in fiscal year 2021 were forfeited upon his resignation in May 2021.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to all plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2021.

			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jeff Lawson	Time-Based Stock Option	2/25/2021	—	—	—	—		34,132	(2)	377.59	7,000,586
	Time-Based RSUs	2/25/2021	—	—	—	18,345	(3)	—		—	6,926,889
Khozema Shipchandler	Time-Based Stock Option	2/25/2021	—	—	—	—		18,126	(2)	377.59	3,717,702
	Time-Based RSUs	2/25/2021	—	—	—	9,742	(3)	—		—	3,678,482
	Time-Based Stock Option	11/11/2021	—	—	—	—		13,565	(2)	298.00	2,303,576
	Time-Based RSUs	11/11/2021	—	—	—	7,487	(3)	—		—	2,231,126
Eyal Manor	Time-Based Stock Option	12/20/2021	—	—	—	—		54,428	(2)	268.55	8,098,119
	Time-Based RSUs	12/20/2021	—	—	—	125,444	(3)	—		—	33,687,986
Marc Boroditsky	Time-Based Stock Option	4/20/2021	—	—	—	—		12,821	(2)	367.65	2,606,861
	Time-Based RSUs	4/20/2021	—	—	—	7,089	(3)	—		—	2,606,271
	Time-Based Stock Option	11/11/2021	—	—	—	—		32,373	(2)	298.00	5,158,566
	Time-Based RSUs	11/11/2021	—	—	—	17,220	(3)	—		—	5,131,560
Dana R. Wagner(4)	—	—	—	—	—	—		—		—	—
George Hu	Time-Based Stock Option	2/25/2021	—	—	—	—		18,126	(2)	377.59	3,717,702
	Time-Based RSUs	2/25/2021	—	—	—	9,742	(3)	—		—	3,678,482
Chee Chew(5)	Time-Based Stock Option	2/25/2021	—	—	—	—		18,126	(2)	377.59	3,717,702
	Time-Based RSUs	2/25/2021	—	—	—	9,742	(3)	—		—	3,678,482

(1)

The amounts reported in this column represent the aggregate grant date fair value of the RSUs and stock options, as applicable, granted to the named executive officer in the fiscal year ended December 31, 2021, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 22, 2022. The amounts reported in this column do not correspond to the actual economic value that may be received by the named executive officers upon the vesting or settlement of the RSUs or the exercise of the stock options or sale of the shares of common stock underlying such stock options, as applicable.

(2)	The stock options are subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End Table” below.

(3)	The RSUs are subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End Table” below.

(4)

Mr. Wagner was appointed our Chief Legal Officer effective December 13, 2021 and did not receive any equity awards in 2021. Mr. Wagner was granted a new hire RSU award in January 2022 in accordance with his employment offer letter. Please see “Employment Agreements or Offer Letters with Named Executive Officers” below for additional information.

(5)	All equity awards granted to Mr. Chew in fiscal year 2021 were forfeited upon his resignation in May 2021.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2021. Except as described below, all stock options and RSUs are subject to certain vesting acceleration provisions as provided in the applicable Executive Severance Plan.

		Option Awards(1)(2)								Stock Awards(1)(2)
Name	Grant date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)(3)	Option expiration date		Number shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(4)
Jeff Lawson	12/31/2015	316,667	(5)	—		—	10.09	12/30/2025		—		—
	2/10/2017	163,890	(5)	—		—	31.96	2/9/2027		—		—
	2/20/2018	195,106		8,483	(6)	—	33.01	2/19/2028		—		—
	1/31/2019	73,798		36,899	(7)	—	111.32	1/30/2029		—		—
	2/22/2020	37,873		76,894	(8)	—	117.94	2/21/2030		—		—
	2/25/2021	—		34,132	(9)	—	377.59	2/24/2031		—		—
	2/20/2018	—		—		—	—	—		6,363	(10)	1,675,632
	1/31/2019	—		—		—	—	—		16,981	(11)	4,471,777
	2/22/2020	—		—		—	—	—		38,363	(12)	10,102,512
	2/25/2021	—		—		—	—	—		18,345	(13)	4,830,972
Khozema Shipchandler	11/01/2018	5,181		36,667	(14)	—	76.63	10/31/2028		—		—
	2/22/2020	4,841		39,317	(8)	—	117.94	2/21/2030		—		—
	2/25/2021	—		18,126	(9)	—	377.59	2/24/2031		—		—
	11/11/2021	—		13,565	(15)	—	298.00	11/11/2031		—		—
	11/01/2018	—		—		—	—	—		27,721	(16)	7,300,048
	2/22/2020	—		—		—	—	—		19,615	(12)	5,165,414
	2/25/2021	—		—		—	—	—		9,742	(13)	2,565,458
	11/11/2021	—		—		—	—	—		7,487	(17)	1,971,627
Eyal Manor	12/20/2021	—		54,428	(18)	—	268.55	12/20/2031		—		—
	12/20/2021	—		—		—	—	—		125,444	(19)	33,034,423
Marc Boroditsky	3/12/2015	46,250	(5)				7.07	3/11/2025		—		—
	4/20/2018	20,533		2,621	(20)	—	41.22	4/19/2028		—		—
	2/20/2019	17,580		7,240	(21)	—	116.30	2/19/2029		—		—
	2/20/2020	8,943		10,571	(22)	—	126.71	2/20/2030		—		—
	4/20/2021	2,713		10,108	(23)	—	367.65	4/20/2031		—		—
	11/11/2021	1,348		31,025	(24)	—	298.00	11/11/2031	(24)	—		—
	4/20/2018	—		—		—	—	—		1,573	(25)	414,234
	2/20/2019	—		—		—	—	—		3,572	(26)	940,650
	2/20/2020	—		—		—	—	—		5,476	(27)	1,442,050
	8/20/2020	—		—		—	—	—		24,210	(28)	6,375,461
	4/20/2021	—		—		—	—	—		5,759	(29)	1,516,575
	11/11/2021	—		—		—	—	—		15,068	(30)	3,968,007
Dana R. Wagner(31)	—	—		—		—	—	—		—		—
George Hu	2/20/2018	2,005	(5)	—		—	33.01	2/19/2028		—		—
	1/31/2019	24,599	(5)	—		—	111.32	1/30/2029		—		—
	2/22/2020	4,831	(5)	—		—	117.94	2/21/2030		—		—
	2/25/2021	—		—		—	377.59	2/24/2031		—		—
	02/20/2018	—		—		—	—	—		6,014	(10)	1,583,727
	02/21/2018	—		—		—	—	—		3,007	(10)	791,863
	01/31/2019	—		—		—	—	—		11,321	(11)	2,981,272
	02/22/2020	—		—		—	—	—		19,575	(12)	5,154,881
	02/25/2021	—		—		—	—	—		9,742	(13)	2,565,458
Chee Chew(32)	—	—		—		—	—	—		—		—

(1)

Equity awards granted prior to June 21, 2016 were granted pursuant to our 2008 Stock Option Plan (as amended and restated, the “2008 Plan”). Each stock option under the 2008 Plan is immediately exercisable. Equity awards granted on or after June 21, 2016 were granted pursuant to our 2016 Plan.

(2)

Unless otherwise described in the footnotes below, the vesting of each equity award on a vesting date is subject to the applicable named executive officer’s continued employment with the Company through such vesting date.

(3)	This column represents the fair market value of a share of our common stock on the date of the grant, as determined by the administrator of our 2008 Plan or 2016 Plan, as applicable.

(4)

This column represents the aggregate fair market value of the shares underlying the RSUs as of December 31, 2021, based on the closing price of our Class A common stock, as reported on The New York Stock Exchange, of $263.34 per share on December 31, 2021.

(5)	The shares subject to the stock option are fully vested.

(6)

The shares subject to the stock option vest as follows: 1/48 of the shares vested on March 15, 2018 and the remaining shares subject to the option vest in equal monthly installments over the following four years.

(7)

The shares subject to the stock option vest as follows: 33% of the shares subject to the stock option vested on December 31, 2020, 33% of the shares subject to the stock option vest on December 31, 2021 and 34% of the shares subject to the stock option vest on December 31, 2022.

(8)

The shares subject to the stock option vest as follows: 33% of the shares subject to the stock option shall vest in equal quarterly installments between the first and second anniversaries of December 31, 2019, 33% of the shares subject to the stock option shall vest in equal quarterly installments between the second and third anniversaries of December 31, 2019 and 34% of the shares subject to the stock option shall vest in equal quarterly installments between the third and fourth anniversaries of December 31, 2019.

(9)

The shares subject to the stock option vest as follows: 33% of the stock option shall vest in equal quarterly installments between the first and second anniversaries of December 31, 2020, 33% of the stock option shall vest in equal quarterly installments between the second and third anniversaries of December 31, 2020 and 34% of the stock option shall vest in equal quarterly installments between the third and fourth anniversaries of December 31, 2020.

(10)	The RSUs vest as follows: 1/16 of the RSUs vested on May 15, 2018 and 1/16 of the RSUs vest quarterly for the next 15 quarters on August 15, November 15, February 15 and May 15, as applicable.

(11)	The RSUs vest as follows: 33% of the RSUs vested on December 31, 2020, 33% of the RSUs shall vest on December 31, 2021 and 34% of the RSUs shall vest on December 31, 2022.

(12)

The RSUs vest as follows: 33% of the RSUs shall vest in equal quarterly installments between the first and second anniversaries of December 31, 2019, 33% of the RSUs shall vest in equal quarterly installments between the second and third anniversaries of December 31, 2019 and 34% of the RSUs shall vest in equal quarterly installments between the third and fourth anniversaries of December 31, 2019.

(13)

The RSUs shall vest as follows: 33% shall vest in equal quarterly installments between the first and second anniversaries of December 31, 2020, 33% shall vest in equal quarterly installments between the second and third anniversaries of December 31, 2020 and 34% shall vest in equal quarterly installments between the third and fourth anniversaries of December 31, 2020.

(14)

The shares subject to the stock option vest as follows: 25% of the shares subject to the stock option vested on November 1, 2019, and the remaining shares subject to the stock option vest in equal monthly installments over the following three years.

(15)

The shares subject to the stock option vest as follows: 33% of the stock option shall vest in equal quarterly installments between the first and second anniversaries of December 31, 2021, 33% of the stock option shall vest in equal quarterly installments between the second and third anniversaries of December 31, 2021 and 34% of the stock option shall vest in equal quarterly installments between the third and fourth anniversaries of December 31, 2021.

(16)

The RSUs vest as follows: 25% of the RSUs vested on November 15, 2019 and the remaining RSUs vest in equal quarterly installments over the following three years, in each case on February 15, May 15, August 15 and November 15, as applicable.

(17)

The RSUs shall vest as follows: 33% shall vest in equal quarterly installments between the first and second anniversaries of December 31, 2021, 33% shall vest in equal quarterly installments between the second and third anniversaries of December 31, 2021 and 34% shall vest in equal quarterly installments between the third and fourth anniversaries of December 31, 2021.

(18)

The shares subject to the option vest as follows: 3/48th of the option shall vest on February 15, 2022 and the remaining shares subject to the option shall vest in equal monthly installments over the remaining 45 months.

(19)

The RSUs vest as follows: 1/16th of the RSUs shall vest on February 15, 2022 and the remaining RSUs shall vest in equal quarterly installments on February 15, May 15, August 15 and November 15, as applicable, for the remaining 15 quarters.

(20)

This award originally represented an option to purchase 25,154 shares, of which 2,000 options have been exercised. The shares subject to this option vest in 48 equal monthly installments, with the first installment on June 15, 2018.

(21)	The shares subject to this option vest in 48 equal monthly installments, with the first installment on March 15, 2019.

(22)	The shares subject to this option vest in 48 equal monthly installments, with the first installment on March 15, 2020.

(23)	The shares subject to this option vest as follows: 3/48th shall vest on May 15, 2021 and the remaining options shall vest in equal installments over the remaining 45 months.

(24)

The shares subject to this option vest in 24 equal monthly installments, with the first installment on December 11, 2021. The deadline to exercise the options is three years from the date of separation from service due to termination by the company without cause or by Mr. Boroditsky for good reason, as such terms are defined in the Boroditsky Letter (defined below), or 10 years from the date of the grant, whichever comes first.

(25)	The RSUs vest as follows: 1/48th of the RSUs shall vest on June 15, 2018 and the remaining RSUs shall vest in equal monthly installments over the following four years.

(26)	The RSUs vest as follows: 1/48th of the RSUs shall vest on March 15, 2019 and the remaining RSUs shall vest in equal monthly installments over the following four years.

(27)	The RSUs vest as follows: 1/48th of the RSUs shall vest on March 15, 2020 and the remaining RSUs shall vest in equal monthly installments over the following four years.

(28)	The RSUs vest as follows: 1/48th of the RSUs shall vest on September 15, 2020 and the remaining RSUs shall vest in equal monthly installments over the following four years.

(29)	The RSUs vest as follows: 1/48th of the RSUs shall vest on March 15, 2021 and the remaining RSUs shall vest in equal monthly installments over the following four years.

(30)

The RSUs vest as follows: 1/8th of the RSU shall vest on November 15, 2021 and the remaining RSUs shall vest in equal quarterly installments on February 15, May 15, August 15 and November 15 over the remaining two years.

(31)	Mr. Wagner was appointed our Chief Legal Officer effective December 13, 2021 and had no outstanding equity awards as of December 31, 2021.

(32)	Mr. Chew resigned in May 2021 and had no outstanding equity awards as of December 31, 2021.

Option Exercises and Stock Vested Table

The following table presents, for each of our named executive officers, the shares of our common stock that were acquired upon the exercise of stock options and vesting of RSUs and the related value realized during the fiscal year ending December 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(3)
Jeff Lawson	—	—	64,963	21,159,499
Khozema Shipchandler	49,994	13,189,362	37,382	12,867,199
Eyal Manor(4)	—	—	—	—
Marc Boroditsky	—	—	29,957	10,375,087
Dana R. Wagner(4)	—	—	—	—
George Hu	744,735	186,370,597	63,290	21,518,443
Chee Chew	146,639	38,308,200	13,154	4,693,529

(1)

These values assume that the fair market value of the Class B common stock underlying certain of the stock options and RSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(2)

The aggregate value realized upon the exercise of a stock option represents the difference between the aggregate market price of the shares of our Class A common stock, exercised on the date of exercise and the aggregate exercise price of the stock option.

(3)

The aggregate value realized upon the vesting and settlement of the RSUs represents the aggregate market price of the shares of our Class A common stock or Class B common stock (which is assumed to be equal to our Class A common stock as described in footnote (1) above), as applicable, that vested on the date of settlement.

(4)	Messrs. Manor and Wagner joined us in 2021 and have not vested in any equity awards.

Employment Agreements or Offer Letters with Named Executive Officers

We have entered into employment offer letters or promotion letters with each of our named executive officers, except our Chief Executive Officer, in connection with his or her employment with us that provide for, among other things, annual base salary and grants of equity awards. For a summary of the material terms and conditions of these arrangements, as well as an estimate of the potential payments and/or benefits payable to our named executive officers under these arrangements, see the description below and the section titled “—Potential Payments Upon Termination or Change in Control” below.

Jeff Lawson

We have not entered into an employment offer letter or employment agreement with Mr. Lawson.

Khozema Shipchandler

On August 22, 2018, we entered into an employment offer letter with Mr. Shipchandler, who then served as our Chief Financial Officer. The employment offer letter provided for Mr. Shipchandler’s “at-will” employment and set forth his initial annual base salary and an initial stock option and RSU grant, as well as his eligibility to participate in our benefit plans generally. Mr. Shipchandler is subject to our standard employment, confidential information, invention assignment and arbitration agreement. Effective October 27, 2021, Mr. Shipchandler was appointed Chief Operating Officer. In connection therewith, the compensation and talent management committee of the board of directors approved an increase to Mr. Shipchandler’s base salary and stock option and RSU awards, as further described under “2021 Summary Compensation Table” and “Grants of Plan-Based Awards Table.” No other changes were made to Mr. Shipchandler’s existing compensatory or severance arrangements.

Eyal Manor

On October 8, 2021, we entered into an employment offer letter with Mr. Manor, who currently serves as our Chief Product Officer. The employment offer letter provided for Mr. Manor’s “at-will” employment and set forth his initial annual base salary and an initial RSU and option grant, as well as his eligibility to participate in our benefit plans generally. Mr. Manor is subject to our standard employment, confidential information, invention assignment and arbitration agreement.

Dana R. Wagner

On October 5, 2021, we entered into an employment offer letter with Mr. Wagner, who currently serves as our Chief Legal Officer. The employment offer letter provided for Mr. Wagner’s “at-will” employment and set forth his initial annual base salary, sign-on bonus, and initial RSU award, which was granted in January 2022, as well as his eligibility to participate in our benefit plans generally. Mr. Wagner is subject to our standard employment, confidential information, invention assignment and arbitration agreement.

Marc Boroditsky

On October 25, 2021, we entered into a promotion letter with Mr. Boroditsky in connection with his expanded role in his position as our Chief Revenue Officer (“Boroditsky Letter”). The Boroditsky Letter provided for Mr. Boroditsky’s “at-will” employment and set forth his annual base salary and stock option and RSU grants, as well as his eligibility to participate in our benefit plans generally. Mr. Boroditsky is subject to our standard employment, confidential information, invention assignment and arbitration agreement. On April 28, 2022, Mr. Boroditsky notified us of his intention to resign from his position as Chief Revenue Officer, effective immediately. Mr. Boroditsky’s last day of employment will be August 19, 2022. Mr. Boroditsky’s current salary, benefits and stock option and restricted stock unit award vesting schedules will remain in effect until August 19, 2022, subject to his continued employment through such date.

George Hu

Mr. Hu resigned as Chief Operating Officer effective October 27, 2021, following which he remained at the Company as a strategic advisor to help with the transition until January 3, 2022. Mr. Hu’s then-current salary, benefits and stock option and restricted stock unit award vesting schedules remained in effect until January 3, 2022.

Potential Payments Upon Termination or Change in Control

Executive Severance Plans

We maintain three separate executive severance plans (i.e., the Chief Executive Officer Severance Plan and Key Executive Severance Plan, collectively the “Executive Severance Plans,” and the VP Severance Plan). We do not provide for any severance or change in control payments or benefits in our named executive officers’ employment offer letters (except for limited vesting acceleration provisions in our Chief Revenue Officer’s promotion letter). Each of our named executive officers, including our Chief

Executive Officer and Chief Operating Officer and Principal Financial Officer, is a participant in the applicable Executive Severance Plan, as further described below. The Executive Severance Plans provide for certain payments and benefits in the event of a termination of employment, including an involuntary termination of employment in connection with a change in control of the Company.

Our Executive Severance Plans provide that upon a termination of employment by us for any reason other than for “cause” (as defined in the applicable Executive Severance Plan), death or disability outside of the change in control period (i.e., the period beginning three months prior to and ending 12 months after, a “change in control,” as defined in the applicable Executive Severance Plan), an eligible participant will be entitled to receive, subject to the execution and delivery of an effective release of claims in our favor, (i) a lump sum cash payment equal to nine months of base salary for our Chief Executive Officer, and six months of base salary for our other named executive officers, and (ii) a monthly cash payment for up to nine months for our Chief Executive Officer and up to six months for our other named executive officers equal to the monthly contribution we would have made to provide health insurance to the named executive officer if he or she had remained employed by us. Pursuant to the CEO Severance Plan, our Chief Executive Officer is also entitled to such benefits upon a resignation of employment for “good reason” (as defined in the CEO Severance Plan) outside of the change in control period. In addition, upon a (i) termination of employment by us other than due to cause, death or disability or (ii) a resignation of employment for “good reason”, in each case, outside of the change in control period, our Chief Executive Officer will be entitled to 12 months of acceleration of vesting for outstanding and unvested time-based equity awards.

The Executive Severance Plans also provide that upon a (i) termination of employment by us other than due to cause, death or disability or (ii) a resignation of employment for “good reason” (as defined in the applicable Executive Severance Plan), in each case, within the change in control period, an eligible participant will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective release of claims in our favor, (1) a lump sum cash payment equal to 18 months of base salary for our Chief Executive Officer and 12 months of base salary for our other named executive officers, (2) a monthly cash payment for up to 18 months for our Chief Executive Officer and up to 12 months for our other named executive officers equal to the monthly contribution we would have made to provide health insurance to the named executive officer if he or she had remained employed by us, and (3) full accelerated vesting of all outstanding and unvested equity awards held by our named executive officers; provided, that the performance conditions applicable to any stock-based awards subject to performance conditions will be deemed satisfied at the target level specified in the terms of the applicable award agreement.

The payments and benefits provided under the Executive Severance Plans in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject an eligible participant, including the named executive officers, to an excise tax under Section 4999 of the Code. If the payments or benefits payable to an eligible participant in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him or her.

Other Change in Control and Severance Arrangements

The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers who were serving as named executive officers as of the end of the fiscal year ending December 31, 2021. Messrs. Hu and Chew resigned as of October 27, 2021 and May 17, 2021, respectively, and received no compensation in connection with their terminations.

The payments and benefits set forth below are estimated assuming that the termination or change in control event occurred on the last business day of our fiscal year ending December 31, 2021 using the closing market price of our stock on that date. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.

	Qualifying Termination Not in Connection with a Change in Control(1)							Qualifying Termination in Connection with a Change in Control(2)
Name	Cash Severance ($)		Continued Benefits ($)		Equity Acceleration ($)(3)(4)		Total ($)	Cash Severance ($)		Continued Benefits ($)		Equity Acceleration ($)(3)(5)	Total ($)
Jeff Lawson	100,500	(6)	14,306	(7)	25,787,225	(8)	25,902,030	201,000	(9)	28,611	(10)	39,824,557	40,054,168
Khozema Shipchandler	550,000	(11)	9,367	(12)	—		559,367	1,100,000	(13)	18,733	(14)	29,565,334	30,684,067
Eyal Manor	450,000	(11)	711	(12)	—		450,711	900,000	(13)	1,422	(14)	33,034,423	33,935,845
Marc Boroditsky	250,000	(11)	9,673	(12)	3,968,007	(15)	4,227,680	500,000	(13)	19,346	(14)	17,748,040	18,267,368
Dana R. Wagner	300,000	(11)	332	(12)	—		300,332	600,000	(13)	665	(14)	—	600,665

(1)

A “qualifying termination” means a termination other than due to cause, death or disability (or a resignation for good reason, for Mr. Lawson) and “not in connection with a change in control” means outside of the change in control period.

(2)

A “qualifying termination” means a termination other than due to cause, death or disability or a resignation for good reason and “in connection with a change in control” means within the change in control period. Assumes that in connection with the change in control, outstanding equity awards would have otherwise been assumed, substituted or continued by the successor entity.

(3)

Represents the market value of the shares underlying the stock options and RSUs as of December 31, 2021, based on the closing price of our Class A common stock, as reported on The New York Stock Exchange, of $263.34 per share on December 31, 2021.

(4)

See “—Other Compensation Policies and Practices—Death Equity Acceleration Policy” which discusses the treatment of equity awards upon the termination due to death of an employee’s or non-employee director’s employment or other service relationship with the Company or any of its subsidiaries.

(5)	Represents acceleration of vesting of 100% of the total number of shares underlying outstanding and unvested stock options and RSUs.

(6)	Represents nine months of our Chief Executive Officer’s annual base salary.

(7)	Represents nine months of our contribution towards health insurance, based on our actual costs to provide health insurance to our Chief Executive Officer immediately prior to termination.

(8)	Represents 12 months of accelerated vesting for outstanding and unvested time-based equity awards.

(9)	Represents 18 months of our Chief Executive Officer’s annual base salary.

(10)	Represents 18 months of our contribution towards health insurance, based on our actual costs to provide health insurance to our Chief Executive Officer immediately prior to termination.

(11)	Represents six months of the applicable named executive officer’s annual base salary.

(12)	Represents six months of our contribution toward health insurance, based on our actual costs to provide health insurance to the applicable named executive officer immediately prior to termination.

(13)	Represents 12 months of the applicable named executive officer’s annual base salary.

(14)	Represents 12 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the applicable named executive officer immediately prior to termination.

(15)	Represents accelerated vesting for 100% of the outstanding and unvested time-based equity awards granted to Mr. Boroditsky in connection with his appointment as our Chief Revenue Officer.

CEO Pay Ratio

Pursuant to SEC rules, we are required to provide information regarding the relationship between the annual total compensation of our Chief Executive Officer, and the median of the annual total compensation of all of our employees (other than our Chief Executive Officer) for the year ended December 31, 2021:

•	the annual total compensation of our median employee was $166,789; and

•	the annual total compensation of our Chief Executive Officer was $14,625,745, as reported in the “Total Compensation” column in the “Summary Compensation Table” included in this proxy statement.

Based on this information, for 2021, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 88:1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

As a result of the increase in our number of employees from 4,629 employees as of December 31, 2020 to 7,867 employees as of December 31, 2021, we elected to identify a new median employee as of December 31, 2021. In doing so, we used the same methodology we employed to identify the median employee as of December 31, 2020. Specifically, as permitted by SEC rules, we reviewed total direct compensation based on our consistently applied compensation measure, which we calculated as actual salary paid to our employees for 2021, actual sales commission earned by our employees in 2021, and the grant date fair value of equity awards granted to our employees in 2021. We used December 31, 2021 to determine our employee population. In determining this population, we included all worldwide full-time and part-time employees other than our Chief Executive Officer. We excluded contractors, workers employed through a third-party provider, individuals with zero pay in 2021, and 380 employees of ValueFirst Digital Media Private Limited, which was acquired by us in 2021, from our employee population. For employees paid in other than U.S. dollars, we converted their compensation to U.S. dollars using the exchange rates used by us for various purposes in effect on December 31, 2021 and did not make any cost-of-living adjustments to such compensation. We did not annualize total direct compensation for employees employed by us for less than the full fiscal year. Using our consistently applied compensation measure, we identified a median employee who is a full-time U.S.-based salaried employee.

Once we selected the individual who represented the median employee, we then calculated the annual total compensation for this employee using the same methodology we used for our named executive officers in our 2021 Summary Compensation Table to yield the median annual total compensation disclosed above.

The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. We believe our methodologies are reasonable and best reflect how we view these metrics. However, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

COMPENSATION AND TALENT MANAGEMENT COMMITTEE REPORT

Our compensation and talent management committee has reviewed and discussed the section titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, our compensation and talent management committee has recommended to the board of directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Respectfully submitted by the members of our compensation and talent management committee of the board of directors:

Compensation and Talent Management Committee

Jeffrey Immelt (Chairperson)

Deval Patrick

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021 with respect to the shares of our common stock that may be issued under our existing equity compensation plans. We will not grant equity awards in the future under any of the equity compensation plans not approved by stockholders included in the table below.

On February 1, 2019, in connection with our acquisition of SendGrid, Inc. (“SendGrid”), we assumed the shares reserved and available for issuance under SendGrid’s Amended and Restated 2009 Equity Incentive Plan (the “SendGrid 2009 Plan”), Amended and Restated 2012 Equity Incentive Plan (the “SendGrid 2012 Plan”) and Amended and Restated 2017 Equity Incentive Plan (the “SendGrid 2017 Plan”), and such shares became available for issuance under our 2016 Plan. On November 2, 2020, in connection with our acquisition of Segment, we assumed outstanding Segment stock options and RSUs under Segment’s Fifth Amended and Restated 2013 Stock Option and Grant Plan (the “Segment 2013 Plan”). On July 14, 2021, in connection with our acquisition of Zipwhip Inc. (“Zipwhip”), we assumed outstanding Zipwhip stock options and RSUs under Zipwhip’s 2008 Stock Plan (the “Zipwhip 2008 Plan”) and 2018 Equity Incentive Plan (“Zipwhip 2018 Plan”).

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	15,330,724	$87.7759(2)	31,032,934(3)
Equity compensation plans not approved by stockholders(4)	878,419	$44.5539	—

Total	16,209,143	$78.10	31,032,934

(1)	Includes the following plans: our 2008 Plan, 2016 Plan, and our ESPP.

(2)	Excludes shares issuable upon vesting of outstanding RSUs as of December 31, 2021, since such shares have no exercise price.

(3)

As of December 31, 2021, a total of 24,650,104 shares of our Class A common stock were reserved for issuance pursuant to the 2016 Plan. This number includes shares reserved and available for issuance under the SendGrid 2009 Plan, the SendGrid 2012 Plan and the SendGrid 2017 Plan that we assumed, which were approved by the stockholders of SendGrid, but not by a separate vote of our stockholders; such shares became available for issuance under our 2016 Plan, but awards using such shares may not be granted to individuals who were employed, immediately prior to the acquisition, by us or our subsidiaries. This number excludes the 9,023,405 shares that were added to the 2016 Plan as a result of the automatic annual increase on January 1, 2022. The 2016 Plan provides that the number of shares reserved and available for issuance under the 2016 Plan will automatically increase each January 1, beginning on January 1, 2017, by 5% of the outstanding number of shares of our Class A and Class B common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation and talent management committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of Class A and Class B common stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2016 Plan and the 2008 Plan will be added back to the shares of Class A common stock available for issuance under the 2016 Plan (provided, that any such shares of Class B common stock will first be converted into shares of Class A common stock). The Company no longer makes grants under the 2008 Plan. As of December 31, 2021, a total of 6,382,830 shares of our Class A common stock were available for future issuance pursuant to the ESPP, which number includes shares subject to purchase during the current purchase period, which commenced on November 16, 2021 (the exact number of which will not be known until the purchase date on May 13, 2022) but excludes the 1,800,000 shares that were added to the ESPP as a result of the automatic annual increase on January 1, 2022. Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant on any one purchase date for any purchase period, including the current purchase period may not exceed 5,000 shares. The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each January 1, beginning on January 1, 2017, by the lesser of 1,800,000 shares of our Class A common stock, 1% of the outstanding number of shares of our Class A and Class B common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation and talent management committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

(4)

In connection with our acquisitions of SendGrid, Segment and Zipwhip, we assumed outstanding SendGrid, Segment and Zipwhip options and RSUs. As of December 31, 2021, there were (a) 170,970 shares issuable under such outstanding SendGrid stock options (with a weighted-average exercise price of $20.5093) and 31,049 shares issuable under such outstanding SendGrid RSUs; (b) 504,587 shares issuable under such outstanding Segment stock options (with a weighted-average exercise price of $51.7840) and 86,004 shares issuable under such outstanding Segment RSUs; and (c) 74,596 shares issuable under such outstanding Zipwhip stock options (with a weighted-average exercise price of $50.7560) and 11,213 shares issuable under such outstanding Zipwhip RSUs. No further grants may be made under any of these plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to us with respect to the beneficial ownership of our capital stock as of April 30, 2022, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A or Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of percentage ownership of our common stock on 171,861,852 shares of our Class A common stock and 9,817,605 shares of our Class B common stock outstanding on April 30, 2022. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of April 30, 2022 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We have deemed shares of our capital stock subject to RSUs for which the service condition has been satisfied or would be satisfied within 60 days of April 30, 2022 to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or RSUs outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Twilio Inc., 101 Spear Street, First Floor, San Francisco, California 94105.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Shares	%	Shares	%	Voting %†	Ownership %
Named Executive Officers and Directors:
Jeff Lawson(1)	559,749	*	5,920,194	58.4	21.8	3.6
Khozema Shipchandler(2)	38,814	*	—	—	*	*
Eyal Manor(3)	20,531	*	—	—	*	*
Marc Boroditsky(4)	130,490	*	—	—	*	*
Dana R. Wagner(5)	6,595	*	—	—	*	*
George Hu(6)	74,862	*	—	—	*	*
Chee Chew(7)	134,008	*	—	—	*	*
Richard Dalzell(8)	13,829	*	76,500	*	*	*
Byron Deeter(9)	515,166	*	—	—	*	*
Donna L. Dubinsky(10)	5,892	*	—	—	*	*
Jeff Epstein(11)	26,484	*	—	—	*	*
Jeffrey Immelt(12)	17,456	*	—	—	*	*
Deval Patrick(13)	1,644	*	—	—	*	*
Erika Rottenberg(14)	8,382	*	15,300	*	*	*
All executive officers and directors as a group (11 persons)(15):	1,214,542	0.7	6,011,994	58.9	22.3	4.0

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Shares	%	Shares	%	Voting %†	Ownership %
5% Stockholders:
The Vanguard Group(16)	10,443,890	6.1	—	—	3.9	5.7
BlackRock, Inc.(17)	9,295,211	5.4	—	—	3.4	5.1
Amazon.com NV Investment Holdings LLC(18)	—	—	1,768,346	18.0	6.6	*
John Wolthuis(19)	—	—	1,478,474	15.1	5.5	*

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares.

†

Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and the holders of our Class B common stock are entitled to ten votes per share.

(1)

Consists of (i) 68,316 shares of Class A common stock held of record by Mr. Lawson, as trustee of the Lawson Revocable Trust, (ii) 4,580,822 shares of Class B common stock held of record by Mr. Lawson, as trustee of the Lawson Revocable Trust, (iii) 1,022,705 shares of Class B common stock held of record by The Lawson 2014 Irrevocable Trust, J.P. Morgan Trust Company, as trustee, (iv) 491,433 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 30, 2022, and (v) 316,667 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 30, 2022.

(2)

Consists of (i) 1,956 shares of Class A common stock held of record by Mr. Shipchandler, (ii) 29,928 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 30, 2022 and (iii) 6,930 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 30, 2022.

(3)

Consists of (i) 4,753 shares of Class A common stock held of record by Mr. Manor, (ii) 7,938 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 30, 2022 and (iii) 7,840 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 30, 2022.

(4)

Consists of (i) 8,323 shares of Class A common stock held of record by Mr. Boroditsky, (ii) 115,261 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 30, 2022 and (iii) 6,906 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 30, 2022.

(5)	Consists of 6,595 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 30, 2022 for Mr. Wagner.

(6)	Consists of 74,862 shares of Class A common stock held of record by Mr. Hu, as trustee of the Hu/Luo Family 2005 Trust.

(7)	Consists of 134,008 shares of Class A common stock held of record by Mr. Chew, all of which are pledged as collateral to secure certain personal indebtedness.

(8)

Consists of (i) 13,829 shares of Class A common stock held of record by Mr. Dalzell and (ii) 76,500 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 30, 2022.

(9)

Consists of (i) 16,514 shares of Class A common stock held of record by Mr. Deeter and (ii) 498,652 shares of Class A Common stock held of record by Byron B. Deeter and Allison K. Deeter Trustees TD July 28, 2000.

(10)	Consists of 5,892 shares of Class A Common stock held of record by Ms. Dubinsky, as trustee of the Shustek-Dubinsky Family Trust.

(11)	Consists of 26,484 shares of Class A common stock held of record by Mr. Epstein, as Trustee of the Epstein Family Revocable Trust.

(12)

Consists of (i) 16,413 shares of Class A common stock held of record by Mr. Immelt and (ii) 1,043 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 30, 2022.

(13)	Consists of 1,644 shares of Class A common stock held of record by Mr. Patrick.

(14)

Consists of (i) 8,382 shares of Class A common stock held of record by Ms. Rottenberg, as trustee of the Erika Rottenberg Revocable Trust and (ii) 15,300 shares of Class B common stock held of record by Ms. Rottenberg, as trustee of the Erika Rottenberg Revocable Trust.

(15)

Consists of (i) 662,835 shares of Class A common stock held of record, (ii) 5,618,827 shares of Class B common stock held of record, (iii) 529,299 shares of Class A common stock subject to outstanding stock options that are exercisable within 60 days of April 30, 2022, (iv) 393,167 shares of Class B common stock subject to outstanding stock options that are exercisable within 60 days of April 30, 2022 and (v) 22,408 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of April 30, 2022.

(16)

Based on information reported by The Vanguard Group on Schedule 13G/A filed with the SEC on February 10, 2022. Of the shares of Class A common stock beneficially owned, The Vanguard Group reported that it has sole dispositive power with respect to 10,091,990 shares, shared dispositive power with respect to 351,900 shares, sole voting power with respect to no shares and shared voting power with respect to 147,064 shares. The Vanguard Group listed their address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(17)

Based on information reported by BlackRock, Inc. on Schedule 13G/A filed with the SEC on February 8, 2022. Of the shares of Class A common stock beneficially owned, Blackrock, Inc. reported that it has sole dispositive power with respect to 9,295,211 shares and sole voting power with respect to 8,022,375. BlackRock, Inc. listed its address as 55 East 52nd Street, New York, New York 10055.

(18)

Based on shares held of record by Amazon.com NV Investment Holdings LLC as of April 30, 2022 and registered with our transfer agent. Amazon NV Investment Holdings LLC’s address is listed as 410 Terry Avenue North, Seattle, WA 98109.

(19)	Consists of 1,478,474 shares of Class B common stock held of record by Mr. Wolthuis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed in the section titled “Executive Compensation,” including employment, termination of employment and change in control arrangements, the following is a description of each transaction since the beginning of our last fiscal year, and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. The parties to the investors’ rights agreement include entities affiliated with Jeff Lawson, our Chief Executive Officer and current director, an entity affiliated with Jeff Epstein, our current director, Evan Cooke, a former director, and Amazon.com NV Investment Holdings LLC and John Wolthuis, holders of more than 5% of our Class B common stock.

Sublease with Numenta

In the second quarter of fiscal year 2021, we entered into a sublease with Numenta, Inc. (“Numenta”), whereby we subleased 2,420 square feet of our unoccupied Redwood City office space to Numenta. Donna Dubinsky, a member of our board of directors, serves as the Chief Executive Officer and a director of Numenta. The sublease was entered into on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and at market rates. The term of the sublease is for 12 months commencing on August 1, 2021, with Numenta having the option to renew for two 12-month extension periods. The rent was initially set at $18,225 per month, and if Numenta opts to renew the sublease, the rent for the first and second 12-month extension periods includes set increases at $18,771.75 per month and $19,334.90 per month, respectively. If such options to renew are exercised by Numenta, the aggregate payments expected to be made under the sublease over the 36 month period is approximately $675,979.80, which is in compliance with the NYSE and LTSE director independence standards and does not exceed the greater of $1 million or 2% of Numenta’s consolidated gross revenues. In January 2022, Numenta timely notified us of its intention to exercise the option to renew the sublease for the first additional 12-month period. Accordingly, the rent will increase to $18,771.75 per month effective August 1, 2022.

Other Transactions

We have granted stock options and RSUs to our named executive officers and certain of our directors. See the section titled “Executive Compensation—Individual Compensation Arrangements—Long-Term Incentive Compensation”, “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End Table” and “Board of Directors and Corporate Governance—Non-Employee Director Compensation” for a description of these stock options and RSUs.

We have entered into severance and change in control arrangements with certain of our executive officers pursuant to employment offer letters and/or our severance plan that, among other things, provides for certain severance and change in control payments and benefits. See the sections titled “Executive Compensation—Post-Employment Compensation Arrangements” and “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2021, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our Company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our second amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our second amended and restated bylaws provide that we may indemnify our employees and agents to the extent not prohibited by the Delaware General Corporation Law or other applicable law. Our second amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, second amended and restated bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures for Related Party Transactions

As set forth in our audit committee charter, our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our Class A and Class B common stock or the capital stock of one or more of our subsidiaries, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

OTHER MATTERS

2021 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2021 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at https://investors.twilio.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Twilio Inc., 101 Spear Street, First Floor, San Francisco, California 94105.

*                 *                 *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California

May 5, 2022

APPENDIX A

KEY BUSINESS METRICS AND NON-GAAP FINANCIAL MEASURE INFORMATION

Set forth below in this Appendix A is important information about how we measure Active Customer Accounts and Dollar-Based Net Expansion Rate, as well as a reconciliation of our non-GAAP to GAAP financial measures.

Number of Active Customer Accounts

We believe that the number of Active Customer Accounts is an important indicator of the growth of our business, the market acceptance of our platform and future revenue trends. We define an Active Customer Account at the end of any period as an individual account, as identified by a unique account identifier, for which we have recognized at least $5 of revenue in the last month of the period. We believe that use of our platform by customers at or above the $5 per month threshold is a stronger indicator of potential future engagement than trial usage of our platform or usage at levels below $5 per month. In the years ended December 31, 2021, 2020 and 2019, revenue from Active Customer Accounts represented over 99% of total revenue in each period. A single organization may constitute multiple unique Active Customer Accounts if it has multiple account identifiers, each of which is treated as a separate Active Customer Account.

Dollar-Based Net Expansion Rate

Our ability to drive growth and generate incremental revenue depends, in part, on our ability to maintain and grow our relationships with existing Active Customer Accounts and to increase their use of the platform. An important way in which we have historically tracked performance in this area is by measuring the Dollar-Based Net Expansion Rate for Active Customer Accounts. Our Dollar-Based Net Expansion Rate increases when such Active Customer Accounts increase their usage of a product, extend their usage of a product to new applications or adopt a new product. Our Dollar-Based Net Expansion Rate decreases when such Active Customer Accounts cease or reduce their usage of a product or when we lower usage prices on a product. As our customers grow their businesses and extend the use of our platform, they sometimes create multiple customer accounts with us for operational or other reasons. As such, when we identify a significant customer organization (defined as a single customer organization generating more than 1% of revenue in a quarterly reporting period) that has created a new Active Customer Account, this new Active Customer Account is tied to, and revenue from this new Active Customer Account is included with, the original Active Customer Account for the purposes of calculating this metric. We believe that measuring Dollar-Based Net Expansion Rate provides a more meaningful indication of the performance of our efforts to increase revenue from existing customers.

For historical periods through December 31, 2019, our Dollar-Based Net Expansion Rate compared the revenue from Active Customer Accounts, other than large Active Customer Accounts that have never entered into 12-month minimum revenue commitment contracts with us, in a quarter to the same quarter in the prior year. For reporting periods starting with the three months ended March 31, 2020, our Dollar-Based Net Expansion Rate compares the revenue from all Active Customer Accounts in a quarter to the same quarter in the prior year. To calculate the Dollar-Based Net Expansion Rate, we first identify the cohort of Active Customer Accounts that were Active Customer Accounts in the same quarter of the prior year. The Dollar-Based Net Expansion Rate is the quotient obtained by dividing the revenue generated from that cohort in a quarter, by the revenue generated from that same cohort in the corresponding quarter in the prior year. When we calculate Dollar-Based Net Expansion Rate for periods longer than one quarter, we use the average of the applicable quarterly Dollar-Based Net Expansion Rates for each of the quarters in such period. Revenue from acquisitions does not impact the Dollar-Based Net Expansion Rate calculation until the quarter following the one-year anniversary of the applicable acquisition, unless the acquisition closing date is the first day of a quarter. As a result of the change in calculation of Dollar-Based Net Expansion Rate, unless specifically identified as being calculated based on total revenue, any

A-1

Dollar-Based Net Expansion Rates disclosed by us in our SEC filings, press releases and presentations prior to the date of our press release for the three months ended March 31, 2020, will not be directly comparable to our Dollar-Based Net Expansion Rates going forward.

Non-GAAP Financial Measures

We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, facilitates period-to-period comparisons of results of operations and assists in comparisons with other companies, many of which use similar non-GAAP financial information to supplement their GAAP results. Non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similarly-titled non-GAAP measures used by other companies. Whenever we use a non-GAAP financial measure, a reconciliation is provided to the most closely applicable financial measure stated in accordance with generally accepted accounting principles. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Non-GAAP Income (Loss) from Operations and Non-GAAP Operating Margin

For the periods presented, we define non-GAAP income (loss) from operations and non-GAAP operating margin as GAAP loss from operations and GAAP operating margin, respectively, adjusted to exclude, as applicable, certain expenses as presented in the table below:

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Reconciliation:
Loss from operations	$(915,584)	$(492,901)	$(369,785)
Operating Margin	(32)%	(28)%	(33)%
Non-GAAP adjustments:
Stock-based compensation	632,285	361,911	264,318
Amortization of acquired intangibles	198,784	98,494	72,807
Acquisition-related expenses	7,449	21,765	15,713
Charitable contributions	31,169	18,993	—
Payroll taxes related to stock-based compensation	48,417	27,389	15,188

Non-GAAP income (loss) from operations	$2,520	$35,651	$(1,759)

Non-GAAP operating margin	—%	2%	—%

A-2

SCAN TO VIEW MATERIALS & VOTE w TWILIO INC. VOTE BY INTERNET 101 SPEAR STREET, FIRST FLOOR Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above SAN FRANCISCO, CALIFORNIA 94105 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Time on June 21, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TWLO2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Time on June 21, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D70122-P67937 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TWILIO INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following: ! ! ! 1. Election of Class III Directors Nominees: 01) Donna L. Dubinsky 02) Deval Patrick The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending ! ! ! December 31, 2022. 3. Approval of, on a non-binding advisory basis, the compensation of the Company’s named executive officers. ! ! ! NOTE: Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. D70123-P67937 TWILIO INC. Annual Meeting of Stockholders June 22, 2022 9:00 AM Paci?c Time This proxy is solicited by the Board of Directors The undersigned hereby appoint(s) Jeff Lawson, Chief Executive Of?cer, and Khozema Shipchandler, Chief Operating Of?cer, as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and/or Class B common stock of Twilio Inc. (the “Company”) standing in the name of the undersigned on April 25, 2022, with all powers which the undersigned would possess if present at the 2022 Annual Meeting of Stockholders of the Company to be held virtually on Wednesday, June 22, 2022, at 9:00 a.m. Paci?c Time, and at any adjournment, continuation, or postponement thereof. Receipt of the Notice of the 2022 Annual Meeting of Stockholders and Proxy Statement and the 2021 Annual Report is hereby acknowledged. The shares represented by this proxy, when properly executed, will be voted in the manner directed by you. If you do not provide any direction, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side